Exhibit 99.1

MASTER MORTGAGE LOAN PURCHASE AND INTERIM SERVICING

AGREEMENT

FIRST NLC FINANCIAL SERVICES, LLC

as an Initial Purchaser

MHC I, INC.

as an Initial Purchaser

NLC FUNDING I, LLC

as an Initial Purchaser

NLC FINANCE I, LLC

as an Initial Purchaser

NLC FUNDING II, LLC

as an Initial Purchaser

NLC FINANCE II, LLC

as an Initial Purchaser

[ - ]

Seller and Interim Servicer

Dated as of ___________

Fixed and Adjustable Rate Mortgage Loans

TABLE OF CONTENTS

SECTION 1.	Definitions	1

SECTION 2.	Agreement to Purchase	12

SECTION 3.	Mortgage Loan Schedules	12

SECTION 4.	Purchase Price	13

SECTION 5.	Examination of Mortgage Files	13

SECTION 6.	Conveyance from Seller to Initial Purchaser	14

SECTION 7.	Representations, Warranties and Covenants of the Seller: Remedies for Breach	15

SECTION 8.	Closing	35

SECTION 9.	Closing Documents	36

SECTION 10.	Costs	37

SECTION 11.	Seller’s Interim Servicing Obligations	37

SECTION 12.	Removal of Mortgage Loans from Inclusion under this Agreement upon a Whole Loan Transfer or a Pass-Through Transfer on One or More Reconstitution Dates	38

SECTION 13.	The Seller	40

SECTION 14.	Default	42

SECTION 15.	Termination	43

SECTION 16.	Successor to the Seller	44

SECTION 17.	Financial Statements	45

SECTION 18.	Mandatory Delivery; Grant of Security Interest	45

SECTION 19.	Notices	46

SECTION 20.	Severability Clause	46

SECTION 21.	Counterparts	47

SECTION 22.	Governing Law	47

SECTION 23.	Intention of the Parties	47

SECTION 24.	Successors and Assigns	47

SECTION 25.	Waivers	48

SECTION 26.	Exhibits	48

SECTION 27.	Nonsolicitation	48

SECTION 28.	General Interpretive Principles	48

SECTION 29.	Reproduction of Documents	49

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SECTION 30.	Further Agreements	49

SECTION 31.	Protection of Confidential Information	49

SECTION 32.	Survival	49

SECTION 33.	Obligations of Purchasers	50

SECTION 34.	Affiliated Purchasers	50

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EXHIBITS

EXHIBIT 1	FORM OF SELLER’S OFFICER’S CERTIFICATE
EXHIBIT 2	FORM OF OPINION OF COUNSEL TO THE SELLER
EXHIBIT 3	FORM OF SECURITY RELEASE CERTIFICATION
EXHIBIT 4	FORM OF WARRANTY BILL OF SALE
EXHIBIT 5	CONTENTS OF EACH MORTGAGE FILE
EXHIBIT 6	FORM OF CUSTODIAL ACCOUNT CERTIFICATION
EXHIBIT 7	FORM OF ESCROW ACCOUNT CERTIFICATION
EXHIBIT 8	SERVICING ADDENDUM
EXHIBIT 9	FORM OF TRADE CONFIRMATION
EXHIBIT 10	FORM OF LETTER AGREEMENT
EXHIBIT 11	FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT
EXHIBIT 12	FORM OF INDEMNIFICATION AGREEMENT

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MASTER MORTGAGE LOAN PURCHASE AND INTERIM SERVICING AGREEMENT

This is a MASTER MORTGAGE LOAN PURCHASE AND INTERIM SERVICING AGREEMENT (the “Agreement”), dated as of ______________, by and among First NLC Financial Services, LLC (“First NLC”), MHC I, Inc. (“MHC I”), NLC Finance I, LLC (“NLC Finance I”), NLC Funding I, LLC (“NLC Funding I”), NLC Finance II, LLC (“NLC Finance II”) and NLC Funding II, LLC (“NLC Funding II”), each having an office at 1001 Nineteenth Street North, Arlington, Virginia 22209 (each of First NLC, MHC I, NLC Finance I, NLC Funding I NLC Finance II, NLC Funding II and any affiliate of First NLC, MHC I, NLC Finance I, NLC Funding I NLC Finance II or NLC Funding II designated as Initial Purchaser in the related Trade Confirmation and, in the case of any affiliate of First NLC, MHC I, NLC Finance I, NLC Funding I NLC Finance II or NLC Funding II, the related Letter Agreement (each, as defined herein), an “Initial Purchaser”, and the Initial Purchaser or the Person, if any, to which the Initial Purchaser has assigned its rights and obligations hereunder as Purchaser with respect to a Mortgage Loan, and each of their respective successors and assigns, the “Purchaser”) and [ - ], having an office at [ - ] (the “Seller”).

WITNESSETH:

WHEREAS, the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain fixed and adjustable rate residential first and second lien mortgage loans (the “Mortgage Loans”) as described herein on a servicing-released basis, and which shall be delivered in groups of whole loans on various dates as provided in the related Trade Confirmation (each, a “Closing Date”);

WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Final Mortgage Loan Schedule for the related Mortgage Loan Package, which is to be annexed to the related Warranty Bill of Sale on each Closing Date;

WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, interim servicing and control of the Mortgage Loans; and

WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer in a whole loan or participation format or a public or private mortgage-backed securities transaction.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

SECTION 1. Definitions. For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

Adjustable Rate Mortgage Loan: A Mortgage Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.

Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date set forth in the related Mortgage Note on which the Mortgage Interest Rate on such Adjustable Rate Mortgage Loan is adjusted in accordance with the terms of the related Mortgage Note.

Agreement: This Master Mortgage Loan Purchase and Interim Servicing Agreement including all exhibits, schedules, amendments and supplements hereto.

Appraised Value: As defined in the Underwriting Guidelines delivered on each Closing Date.

Assignment and Recognition Agreements: The agreement or agreements entered into by the Seller and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans serviced hereunder, in connection with a Whole Loan Transfer or a Pass-Through Transfer as provided in Section 12.

Assignment of Mortgage: An individual assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to give record notice of the sale of the Mortgage to the Purchaser.

Balloon Loan: A Mortgage Loan identified on the Mortgage Loan Schedule as a balloon mortgage loan.

Business Day: Any day other than a Saturday or Sunday, or a day on which banking and savings and loan institutions in the State of [ - ], the State of [ - ], [ - ] or the State of [ - ] are authorized or obligated by law or executive order to be closed.

Buydown Mortgage Loan: A Mortgage Loan that contains provisions pursuant to which Monthly Payments are (a) paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, (b) paid by any source other than the Mortgagor or (c) contains any other similar provisions which may constitute a “buydown” provision.

Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell to the Purchaser, the Mortgage Loans listed on the related Final Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

Closing Documents: With respect to any Closing Date, the documents required pursuant to Section 9.

Code: The Internal Revenue Code of 1986, as amended, or any successor statute thereto.

Combined Loan-to-Value Ratio or CLTV: With respect to any Mortgaged Property, the fraction, expressed as a percentage, the numerator of which is the sum of (a) the unpaid principal balance of the first lien mortgage loan secured by such Mortgaged Property, plus (b) the unpaid principal balance of any related second lien mortgage loan or loans secured by such Mortgaged Property, and the denominator of which is the Appraised Value of the related Mortgaged Property.

Condemnation Proceeds: All awards, compensation and settlements in respect of a taking of all or part of a Mortgaged Property by exercise of the power of condemnation or the right of eminent domain.

Convertible Mortgage Loan: A Mortgage Loan that by its terms and subject to certain conditions contained in the related Mortgage or Mortgage Note allows the Mortgagor to convert the adjustable Mortgage Interest Rate on such Mortgage Loan to a fixed Mortgage Interest Rate.

Co-op: A private, cooperative housing corporation, having only one class of stock outstanding, which owns or leases land and all or part of a building or buildings, including apartments, spaces used for commercial purposes and common areas therein and whose board of directors authorizes the sale of stock and the issuance of a Co-op Lease.

Co-op Lease: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

Co-op Loan: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a Co-op and a collateral assignment of the related Co-op Lease.

Custodial Account: One or more accounts created and maintained pursuant to Exhibit 8, which accounts the parties hereto intend to be a “special deposit account” and shall be held in trust for the Purchaser by the depository institution maintaining such accounts in a fiduciary capacity, separate and apart from its funds or general assets and shall not be held in any capacity that would create a debtor-creditor relationship between the depository institution maintaining the accounts and the Seller or Purchaser.

Custodial Agreement: The custodial agreement between each Initial Purchaser and the Custodian, governing the retention of the originals of the Mortgage Loan Documents.

Custodian: The custodian designated by the Initial Purchaser under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement.

Cut-off Date: The first day of the month in which the related Closing Date occurs or as otherwise set forth in the related Trade Confirmation.

Deleted Mortgage Loan: A Mortgage Loan replaced or to be replaced with a Qualified Substitute Mortgage Loan in accordance with this Agreement.

Determination Date: With respect to each Remittance Date, the date which is three (3) Business Days prior to such Remittance Date.

Due Date: The day on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

Eligible Account: Either (a) a Custodial Account maintained with a depository institution whose deposits are insured by the Bank Insurance Fund or the Savings Association Insurance Fund of the FDIC, the unsecured and uncollateralized debt obligations of which shall be rated

“AA” or better by S&P and “Aa2” or better by Moody’s and in the highest short-term rating category by S&P and the highest short term rating category by Moody’s, or (b) a segregated trust account maintained with the corporate trust department of a depository institution, which has corporate trust powers acting in its fiduciary capacity, and shall be subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations Section 9.10(b)), and, in either case, which is either (i) a federal savings and loan association duly organized, validly existing and in good standing under the federal banking laws, (ii) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state; or (iii) a national banking association duly organized, validly existing and in good standing under the federal banking laws.

Eligible Investment: Any one or more of the obligations and securities listed below which investment provides for a date of maturity not later than the Remittance Date in each month:

(a) direct obligations of or obligations fully guaranteed by, (i) the United States of America, or (ii) any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America;

(b) federal funds, demand, money market, or time deposits in, certificates of deposits of, or banker’s acceptances issued by any depository institution or trust company incorporated or organized under the laws of the United States of America or any state thereof, subject to supervision and examination by federal and/or state banking authorities, and, at the time of such investment or contractual commitment providing for such investment, whose commercial paper or other short-term debt obligations (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the commercial paper or other short-term debt obligations of such holding company) is rated “P-1” by Moody’s and “A-1” by S&P and whose long-term debt obligations (or, in the case of a depository institution that is a subsidiary of a holding company, the long-term debt obligations of such holding company) are rated at least “Aa2” by Moody’s and “AA” by S&P (collectively, with all other rating categories set out in this paragraph, the “Investment Ratings”).

Notwithstanding the foregoing, Eligible Investments shall not include (i) “stripped securities,” (ii) any investments which contractually may return less than the unpaid principal balance therefor, or (iii) a direct purchase of commercial paper from the issuer.

Escrow Account: One or more accounts created and maintained pursuant to Exhibit 8.

Escrow Payments: The amounts constituting ground rents, taxes, assessments, water charges, sewer rents, premiums, fire and hazard insurance premiums and other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of any Mortgage Note or Mortgage.

Event of Default: Any one of the events enumerated in Subsection 14.01.

Fannie Mae: The Federal National Mortgage Association or any successor thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

Final Mortgage Loan Schedule: With respect to each Mortgage Loan Package, the schedule of Mortgage Loans to be annexed to the related Warranty Bill of Sale on each Closing Date for the Mortgage Loan Package delivered on such Closing Date in both hard copy and electronic file, such schedule setting forth such information as the Purchaser shall reasonably request.

Final Recovery Determination: With respect to any defaulted Mortgage Loan or any REO Property (other than a Mortgage Loan or REO Property purchased by the Seller pursuant to this Agreement), a determination made by the Seller that all Insurance Proceeds, Liquidation Proceeds and other payments or recoveries which the Seller, in its reasonable good faith judgment, expects to be finally recoverable in respect thereof have been so recovered. The Seller shall maintain records, prepared by a servicing officer of the Seller, of each Final Recovery Determination.

First Lien: With respect to each Mortgaged Property, the lien of the mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on the Mortgaged Property.

Fixed Rate Mortgage Loan: A Mortgage Loan with respect to which the Mortgage Interest Rate set forth in the Mortgage Note is fixed for the term of such Mortgage Loan.

Flood Zone Service Contract: A transferable contract maintained for the Mortgaged Property with a nationally recognized flood zone service provider for the purpose of obtaining the current flood zone status relating to such Mortgaged Property.

Freddie Mac: The Federal Home Loan Mortgage Corporation or any successor thereto.

HUD: The United States Department of Housing and Urban Development or any successor thereto.

Index: With respect to any Adjustable Rate Mortgage Loan, the index identified on the Final Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

Ineligible Loan: Any Mortgage Loan that is ineligible for purchase as defined in the related Trade Confirmation.

Initial Closing Date: The Closing Date on which the Initial Purchaser purchases and the Seller sells the first Mortgage Loan Package hereunder.

Initial Purchaser: Each of First NLC, MHC I, NLC Funding I, NLC Finance I, NLC Funding II, NLC Finance II or any successor.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Interest-Only Adjustment Date: With respect to each Interest-Only Mortgage Loan, the date specified in the related Mortgage Note on which the Monthly Payment will be adjusted to include principal as well as interest.

Interest-Only Mortgage Loan: A Mortgage Loan which only requires payments of interest for a period of time specified in the related Mortgage Note.

Interim Servicing Period: With respect to any Mortgage Loan, the period commencing on the related Closing Date and ending on the related Servicing Transfer Date.

Liquidation Proceeds: Amounts, other than Insurance Proceeds and Condemnation Proceeds, received in connection with the liquidation of a defaulted Mortgage Loan through trustee’s sale, foreclosure sale or otherwise, other than amounts received following the acquisition of REO Property.

Loan-to-Value Ratio or LTV: With respect to (i) any first lien mortgage loan as of any date of determination, the ratio on such date of the outstanding principal amount of such mortgage loan to the Appraised Value of the Mortgaged Property and (ii) any second lien mortgage loan, the CLTV of such mortgage loan.

Maximum Mortgage Interest Rate: With respect to each Adjustable Rate Mortgage Loan, a rate that is set forth on the related Final Mortgage Loan Schedule and in the related Mortgage Note and is the maximum interest rate to which the Mortgage Interest Rate on such Mortgage Loan may be increased on any Adjustment Date.

MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

MERS Loan: Any Mortgage Loan registered with MERS on the MERS System.

MERS System: The system of recording transfers of mortgages electronically maintained by MERS.

MIN: The Mortgage Identification Number for any MERS Loan.

Minimum Mortgage Interest Rate: With respect to each Adjustable Rate Mortgage Loan, to the extent applicable a rate that is set forth on the related Final Mortgage Loan Schedule and in the related Mortgage Note and is the minimum interest rate to which the Mortgage Interest Rate on such Mortgage Loan may be decreased on any Adjustment Date.

MOM Loan: Any Loan as to which MERS is acting as mortgagee, solely as nominee for the originator of such Loan and its successors and assigns.

Monthly Payment: With respect to any Mortgage Loan other than an Interest-Only Mortgage Loan, the scheduled combined payment of principal and interest payable by a Mortgagor under the related Mortgage Note on each Due Date; or, with respect to Interest-Only Mortgage Loans, the scheduled payment of principal and/or interest payable by a Mortgagor under the related Mortgage Note on each Due Date.

Moody’s: Moody’s Investors Service, Inc. or its successor in interest.

Mortgage: The mortgage, deed of trust or other instrument creating a first lien or second lien on Mortgaged Property securing the Mortgage Note.

Mortgagee: The mortgagee or beneficiary named in the Mortgage and the successors and assigns of such mortgagee or beneficiary.

Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit 5 annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement or the related Trade Confirmation.

Mortgage Interest Rate: With respect to each Fixed Rate Mortgage Loan, the fixed annual rate of interest provided for in the related Mortgage Note and, with respect to each Adjustable Rate Mortgage Loan, the annual rate that interest accrues on such Adjustable Rate Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: Each first or second lien, residential mortgage loan sold, assigned and transferred to the Purchaser pursuant to this Agreement and the related Trade Confirmation and identified on the Final Mortgage Loan Schedule annexed to the related Warranty Bill of Sale on the related Closing Date, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Prepayment Charges, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

Mortgage Loan Documents: The following documents:

(a) The original Mortgage Note endorsed, “Pay to the order of ____________, without recourse” and signed in the name of the Seller by an authorized officer of the Seller. If the Mortgage Loan was acquired by the Seller in a merger or other type of acquisition, the endorsement must be by “[Seller], successor [by merger to or in interest to, as applicable] [name of predecessor]”; and if the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by “[Seller], successor in interest to [previous name].” The Mortgage Note shall include all intervening endorsements showing a complete chain of title from the originator to the Seller;

(b) Except as provided below and for each Mortgage Loan that is not a MERS Loan, the original recorded Mortgage, with evidence of recording thereon, or, if the original Mortgage has not yet been returned from the recording office, a copy of the original Mortgage certified by the closing agent to be a true copy of the original of the Mortgage that has been delivered for recording in the appropriate recording office of the jurisdiction in which the Mortgaged Property is located and in the case of each MERS Loan, the original Mortgage, noting the presence of the MIN of the MERS Loan and either language indicating that the Mortgage Loan is a MOM Loan or if the Mortgage Loan was not a MOM Loan at origination, the original Mortgage and the assignment thereof to MERS, with evidence of recording indicated thereon, or a copy of the Mortgage certified by the public recording office in which such Mortgage has been recorded;

(c) In the case of each Mortgage Loan that is not a MERS Loan, the original Assignment of each Mortgage, executed in blank. If the Mortgage Loan was acquired by the Seller in a merger or other type of acquisition, the assignment must be by “[Seller], successor [by merger to or in interest to, as applicable] [name of predecessor]”; and in the event that the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the assignment must be by “[Seller], successor in interest to [previous name]”;

(d) The original policy of title insurance (or a preliminary title report if the original title insurance policy has not been received from the title insurance company);

(e) Originals of any intervening assignments of the Mortgage, with evidence of recording thereon or, if the original intervening assignment has not yet been returned from the recording office, a copy of such assignment certified to be a true copy of the original of the assignment which has been sent for recording in the appropriate jurisdiction in which the Mortgaged Property is located; and

(f) Originals of all assumption and modification agreements, if any.

Mortgage Loan Package: The Mortgage Loans listed on a Final Mortgage Loan Schedule, delivered to the Custodian and the Purchaser as set forth in the Custodial Agreement.

Mortgage Note: The original executed note or other evidence of the Mortgage Loan indebtedness of a Mortgagor.

Mortgaged Property: The Mortgagor’s real property securing repayment of a related Mortgage Note, consisting of a fee simple interest or leasehold estate in a single parcel of real property improved by a Residential Dwelling.

Mortgagor: The obligor on a Mortgage Note, the owner of the Mortgaged Property and the grantor or Mortgagor named in the related Mortgage and such grantor’s or Mortgagor’s successor’s in title to the Mortgaged Property.

Nonrecoverable Servicing Advance: Any Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property which, in the good faith judgment of the Seller, as servicer, after taking into account other preexisting liens and claims against such proceeds, will not or, in the case of a proposed advance, would not be ultimately recoverable from related late payments, Insurance Proceeds, Condemnation Proceeds, or Liquidation Proceeds on such Mortgage Loan or REO Property as provided herein.

Officer’s Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President, a Vice President, or an Assistant Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Person on behalf of whom such certificate is being delivered.

Opinion of Counsel: A written opinion of counsel, who may be salaried counsel for the Person on behalf of whom the opinion is being given, reasonably acceptable to each Person to whom such opinion is addressed.

Pass-Through Transfer: The sale or transfer of some or all of the Mortgage Loans by the Purchaser to a trust or other entity to be formed as part of a publicly issued or privately placed mortgage-backed securities transaction.

Permanent Servicer: With respect to any Mortgage Loans, the Person (which Person may include the Seller in the Purchaser’s sole discretion) appointed by the Purchaser as successor to the Seller as interim servicer pursuant to a Permanent Servicing Agreement.

Permanent Servicing Agreement: With respect to any Mortgage Loans, the pooling and servicing agreement, sale and servicing agreement, servicing agreement or any similar document or agreement pursuant to which the Purchaser designates a Permanent Servicer with respect to such Mortgage Loans and such Permanent Servicer accepts such appointment.

Person: An individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Preliminary Mortgage Loan Schedule: The schedule of Mortgage Loans delivered by the Seller pursuant to Section 3 hereof containing such information as the Purchaser shall reasonably request.

Prepayment Charge: With respect to any Mortgage Loan, the premiums, fees, or charges, if any, due in connection with a full or partial prepayment of such Mortgage Loan in accordance with the terms thereof.

Primary Mortgage Insurance Policy: A policy of primary mortgage guaranty insurance issued by a Qualified Insurer.

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any Prepayment Charge, which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller pursuant to the related Trade Confirmation in exchange for the Mortgage Loans purchased on such Closing Date as calculated as provided in Section 4.

Purchase Price Percentage: The percentage of par as stated in the related Trade Confirmation (subject to adjustment as provided therein).

Qualified Depository: Any institution offering an Eligible Account.

Qualified Insurer: Any insurer which meets the Underwriting Guidelines.

Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, be approved by the Purchaser (such approval not to be unreasonably withheld) and (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the Stated Principal Balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than one percent (1%) greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one (1) year less than that of the Deleted Mortgage Loan (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed rate or adjustable rate with same Maximum Mortgage Interest Rate and Index); (v) comply as of the date of substitution with each representation and warranty set forth in Section 7.02 of this Agreement; (vi) be current in the payment of principal and interest; (vii) be secured by a Mortgaged Property of the same type and occupancy status as secured the Deleted Mortgage Loan; (viii) have payment terms that do not vary in any material respect from those of the Deleted Mortgage Loan; (ix) have the same or higher credit quality characteristics than that of the Deleted Mortgage Loan; and (x) have a Loan-to-Value Ratio no higher than that of the Deleted Mortgage Loan.

Reconstitution Date: The date or dates on which any or all of the Mortgage Loans serviced under this Agreement shall be removed from this Agreement and reconstituted as part of a Whole Loan Transfer or Pass-Through Transfer pursuant to Section 12 hereof.

Record Date: With respect to each Remittance Date, the last Business Day of the month immediately preceding the month in which such Remittance Date occurs.

Refinanced Mortgage Loan: A Mortgage Loan the proceeds of which were not used to purchase the related Mortgaged Property.

REMIC: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

REMIC Provisions: Provisions of the federal income tax law relating to REMICs, which appear in Sections 860A through 860G of the Code, and related provisions, and proposed, temporary and final regulations and published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The [ - ] Business Day of each month.

REO Account: The separate trust account or accounts created and maintained pursuant to this Agreement which shall be entitled “[Seller], in trust for ***, as of [date of acquisition of title], Fixed and Adjustable Rate Mortgage Loans”.

REO Disposition: The final sale by the Seller of any REO Property.

REO Property: A Mortgaged Property acquired as a result of the liquidation of a Mortgage Loan.

Repurchase Price: As set forth in the related Trade Confirmation.

Residential Dwelling: Any one of the following: (i) a detached one-family dwelling, (ii) a detached two- to four-family dwelling, (iii) a one-family dwelling unit in a condominium project in accordance with the Underwriting Guidelines, or (iv) a detached one-family dwelling in a planned unit development, none of which is a Co-op, mobile or manufactured home other than manufactured housing that is deemed real property under applicable state law.

Second Lien: With respect to each Mortgaged Property, the lien of the mortgage, deed of trust or other instrument securing a Mortgage Note which creates a second lien on the Mortgaged Property.

Second Lien Mortgage Loan: A Mortgage Loan secured by the lien on the Mortgaged Property, subject to one prior lien on such Mortgaged Property securing financing obtained by the related Mortgagor.

Servicing Addendum: The terms and conditions attached hereto as Exhibit 8 which will govern the servicing of the Mortgage Loans by Seller during the Interim Servicing Period.

Servicing Advances: All customary, reasonable and necessary “out-of-pocket” costs and expenses incurred by the Seller in the performance of its servicing obligations, including, but not limited to, the cost of (i) preservation, restoration and repair of a Mortgaged Property, (ii) any enforcement or judicial proceedings with respect to a Mortgage Loan, including foreclosure actions and (iii) the management and liquidation of REO Property.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual servicing fee the Purchaser shall pay to the Seller, which shall, for each month during the Interim Servicing Period, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the unpaid principal balance of the Mortgage Loan as of the first day of each such month (or, in the case of the first month, as of the related Closing Date). Such fee shall be payable monthly, computed on the basis of the same principal amount and period respectively which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds and other proceeds, to the extent permitted by Section 11.06) of the related Monthly Payment collected by the Seller, or as otherwise provided under Section 11.06. If the Interim Servicing Period includes any partial month, the Servicing Fee for such month shall be pro rated at a per diem rate based upon the actual number of days elapsed. The Servicing Fee shall accrue and be payable only in respect of the Interim Servicing Period.

Servicing Fee Rate: The per annum rate set forth in the related Trade Confirmation at which the Servicing Fee accrues.

Servicing File: With respect to each Mortgage Loan, the file retained by the Seller consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

Servicing Transfer Date: With respect to any Mortgage Loan, the date specified on the related Trade Confirmation on which servicing of the Mortgage Loan is transferred from the Seller to a Permanent Servicer.

S&P: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. or its successor in interest.

Stated Principal Balance: As to each Mortgage Loan as of any date of determination, (i) the principal balance of the Mortgage Loan as of the Cut-off Date after giving effect to payments of principal due before such date whether or not collected from the Mortgagor on or before such date, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal.

Tax Service Contract: A transferable contract maintained for the Mortgaged Property with a tax service provider for the purpose of obtaining current information from local taxing authorities relating to such Mortgaged Property.

Trade Confirmation: With respect to any Mortgage Loan Package purchased and sold on any Closing Date, the letter agreement between the Purchaser and the Seller, in the form annexed hereto as Exhibit 9 (including any exhibits, schedules and attachments thereto) or as shall be agreed upon by the parties from time to time, setting forth the terms and conditions of such transaction and describing the Mortgage Loans to be purchased by the Purchaser on such Closing Date. A Trade Confirmation may relate to more than one Mortgage Loan Package to be purchased on one or more Closing Dates hereunder.

Underwriting Guidelines: The underwriting guidelines of the Seller in effect on the Closing Date.

Warranty Bill of Sale: A Warranty Bill of Sale with respect to the Mortgage Loans purchased on a Closing Date in the form annexed hereto as Exhibit 4.

Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans by the Purchaser to a third party, which sale or transfer is not a Pass-Through Transfer.

SECTION 2. Agreement to Purchase. The Seller agrees to sell, and the Purchaser agrees to purchase, from time-to-time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Trade Confirmation, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on the related Closing Date. The obligation of the Purchaser to purchase any Mortgage Loan from the Seller on any particular Closing Date shall be subject to the satisfaction of the conditions precedent to the Purchaser’s obligation to purchase set forth in Section 8.

SECTION 3. Mortgage Loan Schedules. Prior to the date on which the Seller and the Purchaser execute a Trade Confirmation, the Seller shall provide the Purchaser with the Preliminary Mortgage Loan Schedule. The Seller shall deliver the Final Mortgage Loan Schedule for a Mortgage Loan Package to be purchased on a particular Closing Date to the

Purchaser at least five (5) Business Days prior to the related Closing Date, or as soon thereafter as the Purchaser has finalized the list of mortgage loans it intends to purchase on such Closing Date.

SECTION 4. Purchase Price. The Purchase Price for each Mortgage Loan listed on the related Final Mortgage Loan Schedule shall be the Purchase Price Percentage multiplied by its outstanding principal balance as of the related Cut-off Date. If so provided in the related Trade Confirmation, portions of the Mortgage Loans shall be priced separately.

In addition to the Purchase Price as described above, the Initial Purchaser shall pay to the Seller, at closing, accrued interest on the outstanding principal balance of each Mortgage Loan as of the related Cut-off Date at the Mortgage Interest Rate, from the related Cut-off Date through the day prior to the related Closing Date, both inclusive.

The Purchaser shall own and be entitled to receive with respect to each Mortgage Loan purchased, (1) all scheduled principal due on and after the related Cut-off Date, (2) all other recoveries of principal and any Prepayment Charges collected after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Seller after the related Cut-off Date shall belong to the Seller), and (3) all payments of interest on the Mortgage Loans net of the Servicing Fee (minus that portion of any such interest payment that is allocable to the period prior to the related Cut-off Date).

SECTION 5. Examination of Mortgage Files. In addition to the rights granted to the Initial Purchaser under the related Trade Confirmation to underwrite the Mortgage Loans and review the Mortgage Files prior to the Closing Date, the Seller shall, prior to the related Closing Date, (a) deliver to the Custodian in escrow, for examination with respect to each Mortgage Loan to be purchased on such Closing Date, the related Mortgage File, including the Assignment of Mortgage for any Mortgage Loan not registered in the MERS System, pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Initial Purchaser for examination at the Seller’s offices or such other location as shall otherwise be agreed upon by the Initial Purchaser and the Seller. Such examination may be made by the Initial Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Initial Purchaser makes such examination prior to the related Closing Date and identifies any Mortgage Loans that do not conform to the terms of the related Trade Confirmation or the Underwriting Guidelines, such Mortgage Loans may, at the Initial Purchaser’s option, be rejected for purchase by the Initial Purchaser or the Initial Purchaser may elect to delete such Mortgage Loans from the related Mortgage Loan Schedule, and such Deleted Mortgage Loan (or Loans) may be replaced by a Qualified Substitute Mortgage Loan (or Loans); provided, that the Purchaser must consent to the substitution of any Qualified Substitute Mortgage Loan (such consent not to be unreasonably withheld). The Initial Purchaser may, at its option and without notice to the Seller, purchase all or part of any Mortgage Loan Package without conducting any partial or complete examination. The fact that the Initial Purchaser has conducted or has determined not to conduct any partial or complete examination of the Mortgage Files shall not affect the Initial Purchaser’s (or any of its successors’) rights to demand repurchase or other relief or remedy provided for in this Agreement.

SECTION 6. Conveyance from Seller to Initial Purchaser.

Subsection	6.01 Conveyance of Mortgage Loans; Possession of Servicing Files.

The Seller, simultaneously with the payment of the Purchase Price, shall execute and deliver to each Initial Purchaser a Warranty Bill of Sale with respect to the related Mortgage Loan Package in the form attached hereto as Exhibit 4 The Servicing File retained by the Seller with respect to each Mortgage Loan pursuant to this Agreement shall be appropriately identified in the Seller’s computer system to reflect clearly the sale of such related Mortgage Loan to the Purchaser. The Seller shall release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 7.03 or 7.04.

In addition, in connection with the assignment of any MERS Loan, the Seller agrees that on each Closing Date, once the payment of the Purchase Price has been made by the Purchaser to the Seller, it will give notice to cause, at its own expense, the MERS System to indicate that the related Mortgage Loans have been assigned by the Seller to the Purchaser in accordance with this Agreement by including in such computer files the information required by the MERS System to identify the Purchaser as owner of such Mortgage Loans.

Subsection	6.02 Books and Records.

Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller or MERS as the nominee for the Seller. Notwithstanding the foregoing, upon payment of the related Purchase Price, beneficial ownership of each Mortgage and the related Mortgage Note shall be vested solely in the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller after the related Cut-off Date on or in connection with a Mortgage Loan as provided in Section 4 shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all such funds received on or in connection with a Mortgage Loan as provided in Section 4 shall be received and held by the Seller in trust for the benefit of the Purchaser or the assignee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

It is the express intention of the parties that the transactions contemplated by this Agreement be, and be construed as, a sale of the Mortgage Loans by the Seller and not a pledge of the Mortgage Loans by the Seller to the Purchaser to secure a debt or other obligation of the Seller. Consequently, the sale of each Mortgage Loan shall be reflected as a sale on the Seller’s business records, tax returns and financial statements.

Subsection	6.03 Delivery of Mortgage Loan Documents.

The Seller shall from time to time in connection with each Closing Date, at least five (5) Business Days prior to such Closing Date, deliver to the Custodian the Mortgage Loan Documents with respect to each Mortgage Loan to be purchased and sold on the related Closing Date and set forth on the related Final Mortgage Loan Schedule delivered with such Mortgage Loan Documents.

The Custodian shall certify its receipt of all such Mortgage Loan Documents for the related Closing Date, pursuant to an initial custody receipt and initial certification of the Custodian. The Purchaser shall be responsible for maintaining the Custodial Agreement during the Interim Servicing Period. The fees and expenses of the Custodian shall be paid by the Purchaser.

The Seller shall forward to the Custodian original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ten (10) days of receipt by the Seller.

SECTION 7. Representations, Warranties and Covenants of the Seller: Remedies for Breach.

Subsection	7.01 Representations and Warranties Respecting the Seller.

The Seller represents, warrants and covenants to the Initial Purchaser and to any Purchaser as of the date hereof, as of the date of each respective Trade Confirmation, and as of each respective Closing Date or as of such date specifically provided herein or in the applicable Warranty Bill of Sale:

(1) The Seller is duly organized, validly existing and in good standing under the laws of the state of [ - ] and has all licenses necessary to carry on its business as now being conducted. The Seller is licensed in, qualified to transact business in and is in good standing under the laws of the state in which any Mortgaged Property is located and is and will remain in compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loan in accordance with the terms of this Agreement. No licenses or approvals obtained by the Seller have been suspended or revoked by any court, administrative agency, arbitrator or governmental body and no proceedings are pending which might result in such suspension or revocation;

(2) The Seller has the full power and authority to hold each Mortgage Loan, to sell each Mortgage Loan, and to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement. The Seller has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or reorganization;

(3) The execution and delivery of this Agreement by the Seller and the performance of and compliance with the terms of this Agreement will not violate the Seller’s articles of incorporation or by-laws or constitute a default under or result in a breach or acceleration of, any contract, agreement or other instrument to which the Seller is a party or which may be applicable to the Seller or its assets;

(4) The Seller is not in violation of, and the execution and delivery of this Agreement by the Seller and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over the Seller or its assets, which violation might have consequences that would adversely affect the condition (financial or otherwise) or the operation of the Seller or its assets or could reasonably be expected to have consequences that would adversely affect the performance of its obligations and duties hereunder;

(5) The Seller is a HUD approved mortgagee pursuant to Section 203 of the National Housing Act. No event has occurred, including but not limited to a change in insurance coverage, which would make the Seller unable to comply with HUD eligibility requirements or which would require notification to HUD;

(6) The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

(7) [Reserved];

(8) Immediately prior to the payment of the Purchase Price for each Mortgage Loan, the Seller or MERS as the nominee for the Seller, was the owner of record of the related Mortgage and the owner of the indebtedness evidenced by the related Mortgage Note and upon the payment of the Purchase Price by the Purchaser, in the event that the Seller retains record title to the Mortgage, the Seller shall retain such record title to each Mortgage, each related Mortgage Note and the related Mortgage Files with respect thereto in trust for the Purchaser as the owner thereof and only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

(9) There are no actions or proceedings against, or investigations of, the Seller before any court, administrative agency or other tribunal (A) that could reasonably be expected to prohibit its entering into this Agreement, (B) seeking to prevent the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement or (C) that could reasonably be expected to prohibit or adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement;

(10) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of, or compliance by the Seller with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained and disclosed to the Purchaser;

(11) The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions;

(12) [Reserved];

(13) Neither this Agreement nor any written statement, report or other document prepared and furnished or to be prepared and furnished by the Seller pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of material fact;

(14) The consideration received by the Seller upon the sale of the Mortgage Loans constitutes fair consideration and reasonably equivalent value for such Mortgage Loans;

(15) The Seller is solvent and will not be rendered insolvent by the consummation of the transactions contemplated hereby. The Seller is not transferring any Mortgage Loan with any intent to hinder, delay or defraud any of its creditors; and

(16) The Seller is in good standing, and will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the MERS Loans for as long as such Mortgage Loans are being serviced by the Seller and are registered with MERS and is current in payment in all fees and assessments imposed by MERS.

Subsection	7.02 Representations and Warranties Regarding Individual Mortgage Loans.

The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

(1) The information set forth in the related Final Mortgage Loan Schedule is complete, true and correct in all material respects;

(2) The Mortgage Loan is in compliance with all requirements set forth in the related Trade Confirmation, the Mortgage Loan is not an Ineligible Loan as set forth in the related Trade Confirmation and the characteristics of the related Mortgage Loan Package are as set forth in the related Trade Confirmation (unless otherwise agreed to in writing by the Purchaser);

(3) All payments required to be made up to the close of business on the Closing Date for such Mortgage Loan under the terms of the Mortgage Note have been made (excluding any Mortgage Loans which are 29 days or less delinquent); the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related Mortgaged Property, directly or indirectly, for the payment of any amount required by the Mortgage Note or Mortgage; and, as of the Closing Date, there has been no delinquency greater than 29 days in any payment by the Mortgagor thereunder during the last twelve months;

(4) There are no defaults in complying with the terms of the Mortgage and there are no delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, including assessments payable in future installments or other outstanding charges affecting the related Mortgaged Property;

(5) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments, recorded in the applicable public recording office if necessary to maintain the lien priority of the Mortgage, and which have been delivered to the Custodian; the substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required by the related policy, and is reflected on the related Final Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by the policy, and which assumption agreement has been delivered to the Custodian and the terms of which are reflected in the related Final Mortgage Loan Schedule;

(6) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note and the Mortgage, or the exercise of any right thereunder, render the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

(7) All buildings upon the Mortgaged Property are insured by a nationally recognized insurer acceptable under the Underwriting Guidelines against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, pursuant to insurance policies conforming to the requirements of the Servicing Addendum. All such insurance policies contain a standard mortgagee clause naming the Seller, its successors and assigns as mortgagee and all currently due premiums thereon have been paid. If the Mortgaged Property is in an area identified on a Flood Hazard Map or Flood Insurance Rate Map issued by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect which policy conforms to the requirements of the Underwriting Guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity;

(8) Any and all requirements of any federal, state or local law including, without limitation, laws governing prepayment penalties, usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing, predatory lending, abusive lending and disclosure laws applicable to the origination and servicing of mortgage loans of a type similar to the Mortgage Loans have been complied with and the consummation of the transactions contemplated hereby will not involve the violation of any such laws;

(9) The Mortgage has not been satisfied, cancelled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

(10) The related Mortgage is properly recorded and is a valid, existing and enforceable (subject to bankruptcy laws and general principals of equity) (A) first lien and first priority security interest with respect to each Mortgage Loan which is indicated by the Seller to be a First Lien (as reflected on the Final Mortgage Loan Schedule), or (B) second lien and second priority security interest with respect to each Mortgage Loan which is indicated by the Seller to be a Second Lien (as reflected on the Final Mortgage Loan Schedule), in either case, on the Mortgaged Property, including all improvements on the Mortgaged Property subject only to (a) the lien of current real property taxes and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording being acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Mortgage Loan and which do not adversely affect the Appraised Value of the Mortgaged Property, (c) other matters to which like properties are commonly subject which do not interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property and (d) with respect to each Mortgage Loan which is indicated by the Seller to be a Second Lien Mortgage Loan (as reflected on the Final Mortgage Loan Schedule), a First Lien on the Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, existing and enforceable (subject to bankruptcy laws and general principals of equity) (A) first lien and first priority security interest with respect to each Mortgage Loan which is indicated by the Seller to be a First Lien (as reflected on the Final Mortgage Loan Schedule) or (B) second lien and second priority security interest with respect to each Mortgage Loan which is indicated by the Seller to be a Second Lien Mortgage Loan (as reflected on the Final Mortgage Loan Schedule), in either case, on the property described therein and the Seller has full right to sell and assign the same to the Purchaser. With respect to First Lien Mortgage Loans, unless otherwise indicated on the final Mortgage Loan Schedule, the Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage. With respect to Second Lien Mortgage Loans, the Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

(11) With respect to each Second Lien Mortgage Loan, where required or customary in the jurisdiction in which the related Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the senior lienholder under the related First Lien, and the original lender has notified any senior lienholder in writing of the existence of the Second Lien Mortgage Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder;

(12) With respect to each Second Lien Mortgage Loan, either (a) no consent for the Second Lien Mortgage Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File.

(13) The Mortgage Note and the related Mortgage are genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, subject to bankruptcy laws and general principles of equity;

(14) All parties to the Mortgage Note and the Mortgage had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties. The Mortgagor is a natural person, the identity of such natural person was fully verified by the Seller and such Mortgagor is not in violation of any laws regarding identity theft;

(15) The proceeds of the Mortgage Loan have been fully disbursed to or for the account of the Mortgagor and there is no obligation for the Mortgagee to advance additional funds thereunder and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage have been paid, and the Mortgagor is not entitled to any refund of any amounts paid or due to the Mortgagee pursuant to the Mortgage Note or Mortgage;

(16) The Seller is the sole legal, beneficial and equitable owner of the Mortgage Note and the Mortgage. The Seller has full right and authority under all governmental and regulatory bodies having jurisdiction over such Seller, subject to no interest or participation of, or agreement with, any party, to transfer and sell the Mortgage Loan to the Purchaser pursuant to this Agreement free and clear of any encumbrance or right of others, equity, lien, pledge, charge, mortgage, claim, participation interest or security interest of any nature (collectively, a “Lien”); and immediately upon the transfers and assignments herein contemplated, the Seller shall have transferred and sold all of its right, title and interest in and to each Mortgage Loan and the Purchaser will hold good, marketable and indefeasible title to, and be the owner of, each Mortgage Loan subject to no Lien, other than any Lien created by the Purchaser;

(17) All parties which have had any interest in the Mortgage Loan, whether as originator, mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were): (A) organized under the laws of such state, or (B) qualified to do business in such state, or (C) federal savings and loan associations or national banks having principal offices in such state, or (D) not doing business in such state so as to require qualification or licensing, or (E) not otherwise required to be licensed in such state. All parties which have had any interest in the Mortgage Loan were in compliance with any and all applicable “doing business” and licensing requirements of the laws of the state wherein the Mortgaged Property is located or were not required to be licensed in such state;

(18) The Mortgage Loan is covered by an ALTA lender’s title insurance policy (which, in the case of an Adjustable Rate Mortgage Loan has an adjustable rate mortgage endorsement in the form of ALTA 6.0 or 6.1 or equivalent) or other form of title insurance acceptable under the Underwriting Guidelines, issued by a nationally recognized title insurer or reinsurer or other issuer acceptable under the Underwriting Guidelines and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained above in (10)(a), (b) and (c) and, with respect to each Mortgage Loan which is indicated by the Seller to be a Second Lien Mortgage Loan (as reflected on the Final Mortgage Loan Schedule) clause (d)) the Seller, its successors and assigns as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and, with respect to any Adjustable Rate Mortgage Loan, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress to and from the Mortgaged Property, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller and its successors and assigns are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the purchase transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

(19) There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and the Seller has not waived any default, breach, violation or event of acceleration (other than a payment delinquency of 29 days or less). With respect to each Mortgage Loan which is indicated by the Seller to be a Second Lien Mortgage Loan (as reflected on the Final Mortgage Loan Schedule) (i) the First Lien is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such First Lien mortgage or the related mortgage note, (iii) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the First Lien mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Mortgage Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the First Lien mortgage;

(20) There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

(21) (i) All improvements which were considered in determining the Appraised Value of the related Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and (ii) to the best of Seller’s knowledge, no improvements on adjoining properties encroach upon the Mortgaged Property;

(22) The Mortgage Loan was originated by the Seller or by a savings and loan association, a savings bank, a commercial bank or similar banking institution which is supervised and examined by a federal or state authority, or by a mortgagee approved as such by the Secretary of HUD pursuant to Section 203 and 211 of the National Housing Act;

(23) Monthly Payments on the Mortgage Loan shall commence (with respect to any newly originated Mortgage Loans) or commenced no more than sixty (60) days after the proceeds of the Mortgage Loan were disbursed. The Mortgage Loan bears interest at the Mortgage Interest Rate. With respect to each Mortgage Loan other than Second Lien Mortgage Loans, the Mortgage Note is payable on the first day of each month in Monthly Payments, which Monthly Payments with respect to any Mortgage Loan (A) in the case of a Fixed Rate Mortgage Loan, are sufficient, subject to adjustment at the Interest-Only Adjustment Date in the case of an Interest-Only Mortgage Loan to fully amortize the original principal balance over the original term thereof and to bear interest at the related Mortgage Interest Rate, (B) in the case of an Adjustable Rate Mortgage Loan, are changed on each Adjustment Date, and in any case, are sufficient to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate and (C) in the case of a Balloon Loan, are based on a fifteen (15) or thirty (30) year amortization schedule, as set forth in the related Mortgage Note, and a final monthly payment substantially greater than the preceding monthly payment which is sufficient to amortize the remaining principal balance of the

Balloon Loan and to pay interest at the related Mortgage Interest Rate. The Index for each Adjustable Rate Mortgage Loan is as set forth in the Final Mortgage Loan Schedule. The Mortgage Note does not permit negative amortization. No Mortgage Loan is a simple interest loan. No Mortgage Loan is a Convertible Mortgage Loan;

(24) The origination and collection practices used by the Seller with respect to each Mortgage Note and Mortgage have been in all respects legal, proper, prudent and customary in the mortgage origination and servicing industry. The Mortgage Loan has been serviced by the Seller and any predecessor servicer in accordance with the terms of the Mortgage Note. With respect to any Mortgage Loan which provides for an adjustable interest rate, all rate adjustments have been performed in accordance with federal and state law and the terms of the related Mortgage Note or subsequent modifications, if any. With respect to escrow deposits and Escrow Payments (other than with respect to each Mortgage Loan which is indicated by the Seller to be a Second Lien Mortgage Loan and for which the mortgagee under the First Lien is collecting Escrow Payments), if any, all such payments are in the possession of, or under the control of, the Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under any Mortgage or the related Mortgage Note and no such escrow deposits or Escrow Payments are being held by the Seller for any work on a Mortgaged Property which has not been completed;

(25) The Mortgaged Property is free of damage and waste and there is no proceeding pending or threatened for the total or partial condemnation thereof nor is such a proceeding currently occurring or threatened;

(26) The Mortgage and related Mortgage Note contain customary and enforceable (subject to bankruptcy laws and general principles of equity) provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (a) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (b) otherwise by judicial foreclosure. Subsequent to the origination of the related Mortgage Loan, the Mortgaged Property has not been subject to any bankruptcy proceeding or foreclosure proceeding, nor are any such proceedings pending and the Mortgagor has not filed for protection under applicable bankruptcy laws. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage. The Mortgagor has not notified the Seller and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 1940;

(27) The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines in effect at the time the Mortgage Loan was originated and the Mortgage Note and Mortgage are on forms acceptable to Fannie Mae and Freddie Mac or acceptable in the secondary mortgage market and to the rating agencies for publicly offered mortgage backed securities and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

(28) The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage on the Mortgaged Property and the security interest of any applicable security agreement or chattel mortgage referred to in (10) above;

(29) The Mortgage File contains an appraisal of the related Mortgaged Property which complies with the Underwriting Guidelines and was made and signed, prior to the approval of the Mortgage Loan application, by a qualified appraiser, duly appointed by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, whose compensation was not affected by the approval or disapproval of the Mortgage Loan and who met the minimum qualifications of the Underwriting Guidelines. Each appraisal of the Mortgage Loan was made in accordance with the relevant provisions of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989;

(30) In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor;

(31) The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

(32) The Mortgagor has executed one or more statements to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of fixed rate mortgage loans in the case of Fixed Rate Mortgage Loans, and adjustable rate mortgage loans in the case of Adjustable Rate Mortgage Loans and rescission materials with respect to Refinanced Mortgage Loans, and each such statement is and will remain in the Mortgage File;

(33) No Mortgage Loan was made (a) to finance the construction or rehabilitation of a Mortgaged Property or (b) to facilitate the trade-in or exchange of a Mortgaged Property;

(34) The Seller has no knowledge of any circumstances or condition with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing, other than the non-prime nature thereof, that can reasonably be expected to cause the Mortgage Loan to be an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value of the Mortgage Loan;

(35) No Mortgage Loan is subject to a Primary Mortgage Insurance Policy;

(36) The Mortgaged Property is lawfully occupied under applicable law; all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor’s primary residence. To the best of Seller’s knowledge, no improvement located on or being part of any Mortgaged Property is in violation of any applicable zoning law or regulation.

(37) No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of any person, including without limitation the Mortgagor, any appraiser or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. If a mortgage insurer fails to pay a claim submitted with respect to the related Mortgage Loan as a result of the mortgage insurer successfully asserting a defense based on fraud, then such failure to pay shall (i) constitute a breach of this representation which materially and adversely affects the interests of the owner of the Mortgage Loan and (ii) allow the Purchaser to enforce the remedies set forth in Subsection 7.03;

(38) Other than with respect to the MERS Loans, each original Mortgage was recorded or is in the process of being recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded, or are in the process of being recorded, in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller. The Assignment of Mortgage, if any, is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(39) Any principal advances made to the Mortgagor prior to the Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having (A) first lien priority with respect to each Mortgage Loan which is indicated by the Seller to be a First Lien Mortgage Loan (as reflected on the Final Mortgage Loan Schedule), or (B) second lien priority with respect to each Mortgage Loan which is indicated by the Seller to be a Second Lien Mortgage Loan (as reflected on the Final Mortgage Loan Schedule), in either case, by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable under the Underwriting Guidelines. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

(40) If the Residential Dwelling on the Mortgaged Property is a condominium unit or a unit in a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project conforms to the Underwriting Guidelines;

(41) The source of the down payment, if any, with respect to each Mortgage Loan has been fully verified by the Seller as and if required pursuant to the Underwriting Guidelines;

(42) Interest on each Mortgage Loan is calculated on the basis of a 360-day year consisting of twelve 30-day months;

(43) To the best of Seller’s knowledge, the Mortgaged Property is in compliance with all applicable environmental laws pertaining to environmental hazards including, without limitation, asbestos, and neither the Seller nor, to the best of the Seller’s knowledge, the related Mortgagor, has received any notice of any violation or potential violation of such law;

(44) The Seller shall, at its own expense, cause each Mortgage Loan to be covered by a “life of loan” Tax Service Contract which is assignable to the Purchaser or its designee at no cost to the Purchaser or its designee; provided however, that if the Seller fails to purchase such Tax Service Contract, the Seller shall be required to reimburse the Purchaser for all costs and expenses incurred by the Purchaser in connection with the purchase of any such Tax Service Contract;

(45) Each Mortgage Loan is covered by a “life of loan” Flood Zone Service Contract which is assignable to the Purchaser or its designee at no cost to the Purchaser or its designee or, for each Mortgage Loan not covered by such Flood Zone Service Contract, the Seller agrees to purchase such Flood Zone Service Contract;

(46) [Reserved];

(47) No selection procedures were used by the Seller that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Seller’s portfolio;

(48) Each Mortgage Loan constitutes a “qualified mortgage” under Section 860G(a)(3)(A) of the Code and Treasury Regulation Section 1.860G-2(a)(1);

(49) [Reserved];

(50) With respect to each Mortgage Loan which is a Second Lien, the related first lien does not permit negative amortization;

(51) The Mortgage Loan Documents with respect to each Mortgage Loan subject to Prepayment Charges specifically authorizes such Prepayment Charges to be collected and such Prepayment Charges are permissible and enforceable in accordance with the terms of the related Mortgage Loan Documents and applicable law;

(52) No Mortgage Loan had an LTV or a CLTV in excess of 100% at origination;

(53) No Mortgage Loan has an original term to maturity of more than thirty (30) years;

(54) Each Mortgage contains a provision for the acceleration of the payment of the unpaid principal balance of the related Mortgage Loan in the event the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(55) Each Mortgage Note is comprised of one original promissory note;

(56) No predatory or deceptive lending practices, including but not limited to, the extension of credit to the Mortgagor without regard for the Mortgagor’s ability to repay the Mortgage Loan and the extension of credit to the Mortgagor which has no apparent benefit to the Mortgagor, were employed by the originator of the Mortgage Loan in connection with the origination of the Mortgage Loan;

(57) The Seller and its agents have at all times complied with all applicable federal, state and local anti-money laundering laws, orders and regulations to the extent applicable to Seller or its agent, including without limitation the USA PATRIOT Act of 2001 (collectively, the “Anti-Money Laundering Laws”), in respect of the origination and servicing of each Mortgage Loan; no Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations;

(58) [Reserved];

(59) With respect to each purchase money Mortgage Loan, the Mortgagor’s assets were verified pursuant to the Underwriting Guidelines as part of the origination process;

(60) With respect to each Mortgage Loan, a full appraisal (URAR Form 1004) was obtained which meets the requirements in the Underwriting Guidelines;

(61) An automated valuation model was not used in place of a full appraisal in the appraisal process of any Mortgage Loan;

(62) With respect to each Mortgage Loan, the FICO score provided is not a NextGen FICO score;

(63) No Mortgage Loan is a Buydown Mortgage Loan;

(64) With respect to any Mortgage Loan originated on or after August 1, 2004, neither the Mortgage Loan nor the related Mortgage Note requires the Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. Any breach of this representation shall be deemed to materially and adversely affect the interests of the owner of the Mortgage Loan and shall require a repurchase of the affected Mortgage Loan;

(65) None of the Mortgage Loans are Co-op Loans;

(66) With respect to a Mortgage Loan that is not secured by an interest in a leasehold estate, the Mortgaged Property is a fee simple estate that consists of a single parcel of real property with a Residential Dwelling erected thereon. No portion of the Mortgaged Property is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

(67) The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit 5 attached hereto, except for such documents the originals of which have been delivered to the Custodian;

(68) With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

(69) The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

(70) If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee’s default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee’s interests in the event of a property condemnation; (6) all ground lease rents, other payments, or assessments that have become due have been paid; and (7) the use of leasehold estates for residential properties is a well established practice in the jurisdiction in which the Mortgaged Property is located;

(71) The Mortgagor has not filed a bankruptcy petition or has not become the subject of involuntary bankruptcy proceedings or has not consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property

(72) The Mortgage Loan has not previously been rejected and repurchased after a sale (other than pursuant to a repurchase agreement used for financing) or securitization;

(73) Each Mortgage Loan has a non-zero FICO score;

(74) With respect to any broker fees collected and paid on any of the Mortgage Loans, all broker fees have been properly assessed to the Mortgagor and no claims will arise as to broker fees that are double charged and for which the Mortgagor would be entitled to reimbursement;

(75) All information supplied by, on behalf of, or concerning the Mortgagor is true, accurate and complete in any material respect;

(76) No Second Lien Mortgage Loan is a “home equity line of credit;”

(77) No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan’s originator which is a higher cost product designed for less creditworthy Mortgagors, unless at the time of the Mortgage Loan’s origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan’s originator or any affiliate of the Mortgage Loan’s originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product than offered by any mortgage lending affiliate of the Mortgage Loan’s originator, the Mortgage Loan’s originator referred the Mortgagor’s application to such affiliate for underwriting consideration;

(78) The methodology used in underwriting the extension of credit for each Mortgage Loan employs, in part, objective mathematical principles which relate the Mortgagor’s income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the Mortgagor’s equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan, relying on the Mortgagor’s representation of the Mortgagor’s income in the case of loan programs which did not require verification of the Mortgagor’s income;

(79) With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) a mortgage loan without such a premium was available to the Mortgagor at an interest rate and/or fee structure higher than that of the Mortgage Loan, (ii) prior to the loan’s funding, the Mortgagor had the option of obtaining the Mortgage Loan without a requirement for payment of such a premium, and (iii) the prepayment premium is disclosed to the Mortgagor in the loan documents pursuant to applicable state and federal law;

(80) No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan. Any breach of this representation shall be deemed to materially and adversely affect the interests of the owner of the Mortgage Loan and shall require a repurchase of the affected Mortgage Loans;

(81) All points and fees related to each Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. All points and fees at origination, described in the aggregate and with respect to each component thereof are true, complete and correct as set forth on the Final Mortgage Loan Schedule;

(82) All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation;

(83) No Mortgage Loan is classified as a high cost mortgage loan under HOEPA, and no Mortgage Loan is a “high cost home,” “covered,” “high risk home” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees). Any breach of this representation shall be deemed to materially and adversely affect the interests of the owner of the Mortgage Loan and shall require a repurchase of the affected Mortgage Loan;

(84) Unless otherwise indicated on the Final Mortgage Loan Schedule, no Mortgage Loan originated on or after October 1, 2002 imposes a prepayment premium for a term in excess of three years. Any Mortgage Loan originated prior to October 1, 2002 will not impose prepayment penalties in excess of five years. Any breach of this representation shall be deemed to materially and adversely affect the value of the Mortgage Loan and shall require a repurchase of the affected Mortgage Loan;

(85) As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller and any predecessor servicer has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its Mortgagor credit files to Equifax, Experian and Trans Union Credit Information Company, on a monthly basis;

(86) [Reserved];

(87) [Reserved];

(88) No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and with respect to the foregoing, the terms “High Cost Loan” and “Covered Loan” have the meaning assigned to them in the then current Standard & Poor’s LEVELS® Version 5.6 Glossary Revised, Appendix E or any revised version thereof (the “Glossary”) where (x) a “High Cost Loan” is each loan identified in the column “Category under applicable anti-predatory lending law” of the table entitled “Standard & Poor’s High Cost Loan Categorization” in the Glossary as each such loan is defined in the applicable anti-predatory lending law of the state or jurisdiction specified in such table and (y) a “Covered Loan” is each loan identified in the column “Category under applicable anti-predatory lending law” of the table entitled “Standard & Poor’s High Covered Loan Categorization” in the Glossary as each such loan is defined in the applicable anti-predatory lending law of the State or jurisdiction specified in such table;

(89) [Reserved];

(90) No Mortgage Loan is a “High-Cost Home Loan” as defined in the Georgia Fair Lending Act, as amended (the “Georgia Act”). No Mortgage Loan subject to the Georgia Act and secured by owner occupied real property or an owner occupied manufactured home located in the State of Georgia was originated (or modified) on or after October 1, 2002 through and including March 6, 2003. Any breach of this representation shall be deemed to materially and adversely affect the interests of the owner of the Mortgage Loan and shall require a repurchase of the affected Mortgage Loan;

(91) No Mortgage Loan is a “High-Cost Home Loan” as defined in New York Banking Law 6-1;

(92) No Mortgage Loan is a “home loan” as defined by Nevada Revised Statute §598D.040;

(93) No Mortgage Loan is a “high-rate, high-fee mortgage” as defined by Maine Revised Statute, Title 9A, §8-103;

(94) No Mortgage Loan is a “High-Cost Home Loan” as defined in the Arkansas Home Loan Protection Act effective July 16, 2003 (Act 1340 of 2003);

(95) No Mortgage Loan is a “High-Cost Home Loan” as defined in the Kentucky high-cost home loan statute effective June 24, 2003 (Ky. Rev. Stat. Section 360.100);

(96) No Mortgage Loan is a “High-Cost Home Loan” as defined in the New Jersey Home Ownership Act effective November 27, 2003 (N.J.S.A. 46:10B-22 et seq.);

(97) No Mortgage Loan is a “High-Cost Home Loan” as defined in the New Mexico Home Loan Protection Act effective January 1, 2004 (N.M. Stat. Ann. §§ 58-21A-1 et seq.);

(98) No Mortgage Loan is a “High-Risk Home Loan” as defined in the Illinois High-Risk Home Loan Act effective January 1, 2004 (815 Ill. Comp. Stat. 137/1 et seq.); and

(99) Each additional representation and warranty contained in the Trade Confirmation is true and correct in all material respects.

Subsection	7.03 Remedies for Breach of Representations and Warranties.

It is understood and agreed that the representations and warranties set forth in Subsections 7.01 and 7.02 shall survive the sale of the Mortgage Loans to the Purchaser, any resale of such Mortgage Loans by the Purchaser and the termination of this Agreement and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or lack of examination of any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser (or which materially and adversely affects the interests of the Purchaser in the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan), the party discovering such breach shall give prompt written notice to the other. With respect to the representations and warranties set forth in Subsections 7.01 and 7.02 that are made to the best of the Seller’s knowledge, if it is discovered by the Seller or the Purchaser that the substance of such representation and warranty is inaccurate and such inaccuracy materially and adversely affects the value of a Mortgage Loan or the Mortgage Loans, then notwithstanding the Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation or warranty and the remedies described in this Subsection 7.03 shall apply to such breach; provided, however, that with respect to each of the representations and warranties that the Seller restates subject to the knowledge qualification permitted by Section 12(3), any inaccuracy resulting from the Seller’s lack of knowledge of any material modification to the terms of a Mortgage Loan by the Purchaser or any successor servicer shall not be a breach of the applicable representation or warranty.

Within ninety (90) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of a Mortgage Loan or the Mortgage Loans, the Seller shall use diligent efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser’s option, repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Subsection 7.01 which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser and such breach cannot be cured within ninety (90) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser’s option, be repurchased by the Seller at the Repurchase Price. However, the Seller may, subject to the consent of the Purchaser and assuming that Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan and substitute in its place a Qualified Substitute Mortgage Loan or Qualified Substitute Mortgage Loans; provided, however, that any such substitution shall be effected not later than one-hundred-twenty (120) days after the related Closing Date. Any repurchase of a Mortgage Loan(s) pursuant to the foregoing provisions of this Subsection 7.03 shall occur on a date designated by the Purchaser and shall be accomplished (i) during the Interim Servicing Period by deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date and (ii) following the Interim Servicing Period, by wire transfer of immediately available funds on the repurchase date to an account designated by the Purchaser.

Notwithstanding the foregoing and solely with respect to Mortgage Loans that are a part of a Pass-Through Transfer or net interest margin security related to such Pass-Though Transfer, within 90 days of the earlier of discovery by the Seller or receipt of notice by the Seller of the breach of the representation or covenant of the Seller set forth in Subsection 7.02 (84) which materially and adversely affects the interests of any holder of any right or security representing the right to receive the Prepayment Charges, the Seller shall remedy such breach as follows: if the representation made by the Seller in Subsection 7.02 (84) is breached and a Principal Prepayment has occurred in the applicable prepayment period, the Seller must pay the amount of the scheduled Prepayment Charge, in accordance with instructions provided by the Purchaser, net of any amount previously collected and paid for the benefit of the holder of any right or security representing the right to receive the Prepayment Charges, in respect of such Prepayment Charge.

At the time of repurchase of any deficient Mortgage Loan, the Purchaser and the Seller shall promptly arrange for the reassignment of the repurchased Mortgage Loan to the Seller, free and clear of any lien, charge or encumbrance suffered or incurred by the Purchaser, and the delivery to the Seller of any documents held by the Custodian relating to the repurchased Mortgage Loan. In the event the Repurchase Price is deposited in the Custodial Account, the Seller shall, simultaneously with such deposit, give written notice to the Purchaser that such deposit has taken place. Upon such repurchase the related Final Mortgage Loan Schedule shall be amended to reflect the withdrawal of the repurchased Mortgage Loan from this Agreement.

As to any Deleted Mortgage Loan for which the Seller substitutes one or more Qualified Substitute Mortgage Loans, the Seller shall effect such substitution by delivering to the Purchaser for each Qualified Substitute Mortgage Loan the Mortgage Note, the Mortgage, the Assignment of Mortgage and such other documents and agreements as are required by Subsection 6.03. The Seller shall deposit in the Custodial Account the Monthly Payment less the

Servicing Fee due on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution will be retained by the Seller. For the month of substitution, distributions to the Purchaser will include the Monthly Payment due on such Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller or any other party in respect of such Deleted Mortgage Loan. The Seller shall give written notice to the Purchaser that such substitution has taken place and shall amend the Final Mortgage Loan Schedule to reflect the removal of such Deleted Mortgage Loan from the terms of this Agreement and the substitution of the Qualified Substitute Mortgage Loan. Upon such substitution, such Qualified Substitute Mortgage Loan or Loans shall be subject to the terms of this Agreement in all respects, and the Seller shall be deemed to have made with respect to such Qualified Substitute Mortgage Loan or Loans, as of the date of substitution, the covenants, representations and warranties set forth in Subsections 7.01 and 7.02.

For any month in which the Seller substitutes one or more Qualified Substitute Mortgage Loans for one or more Deleted Mortgage Loans, the Seller will determine the amount (if any) by which the aggregate principal balance of all such Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all such Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). An amount equal to the amount of such shortfall shall be distributed by the Seller in the month of substitution pursuant to the Servicing Addendum. Accordingly, on the date of such substitution, the Seller will deposit from its own funds into the Custodial Account an amount equal to such amount.

In addition to such cure and repurchase obligation, the Seller shall indemnify the Initial Purchaser and any subsequent Purchaser and hold them harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller’s representations and warranties contained in this Section 7. It is understood and agreed that the obligations of the Seller set forth in this Subsection 7.03 to cure, substitute or repurchase a defective Mortgage Loan and to indemnify the Purchaser as provided in this Subsection 7.03 constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties.

Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 7.01 or 7.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with the relevant provisions of this Agreement.

Subsection	7.04 Repurchase of Early Payment Default Mortgage Loans; Premium Recapture of Mortgage Loans Prepaid-in-Full.

In the event that the Mortgagor is delinquent on the first or second Monthly Payment due to the Purchaser following the related Closing Date, the Seller shall promptly repurchase the affected Mortgage Loans at the Repurchase Price. A Mortgage Loan will be deemed to be delinquent if any payment due thereunder was not paid by the Mortgagor prior to the due date of the next scheduled Monthly Payment.

As of the related Closing Date, the Seller shall have not received actual or constructive notice that any of the Mortgage Loans will be prepaid in full. In the event that any Mortgage Loan is prepaid in full prior to the date which is two (2) months following the related Closing Date, the Seller shall promptly remit to the Purchaser an amount equal to the Premium (as defined herein) reduced by the amount of any prepayment penalty collected with respect to such prepaid Mortgage Loan; provided, however, in the event that the servicing of any such Mortgage Loan is transferred to a servicer other than the Seller or the Seller’s subservicer prior to the expiration of such two (2) month period, the Seller shall remit to the Purchaser an amount equal to the Premium reduced by the amount of any prepayment penalty that is legally enforceable to collect with respect to such prepaid Mortgage Loan. With respect to each prepaid Mortgage Loan, the “Premium” for purposes of this Section 7.04 only shall be an amount equal to the product of (x) the excess of the Purchase Price Percentage over 100% and (y) the outstanding principal balance of such prepaid Mortgage Loan as of the related Cut-off Date.

SECTION 8. Closing. The closing for each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser’s option, the closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

(1) all of the representations and warranties of the Seller under this Agreement shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement, the related Trade Confirmation or the related Warranty Bill of Sale;

(2) the Initial Purchaser shall have received, or the Initial Purchaser’s attorneys shall have received in escrow, all Closing Documents as specified in Section 9, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

(3) the Seller shall have delivered and released the Mortgage Loan Documents to the Custodian; and

(4) all other terms and conditions of this Agreement shall have been complied with.

Subject to the foregoing conditions, the Initial Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4, by wire transfer of immediately available funds to the account designated by the Seller.

The Purchaser shall provide an executed copy of the Agreement to the Seller on the Closing Date.

SECTION 9. Closing Documents.

(a) On or before the Initial Closing Date, the Seller shall submit to the Initial Purchaser fully executed originals of the following documents:

1.	this Agreement;

2.	a Custodial Account Certification in the form attached as Exhibit 6 hereto;

3.	an Escrow Account Certification in the form attached as Exhibit 7 hereto;

4.	an Officer’s Certificate, in the form of Exhibit 1 hereto, including all attachments thereto;

5.	an Opinion of Counsel to the Seller, in the form of Exhibit 2 hereto; and

6.	the Underwriting Guidelines.

(b) The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

1.	the related Trade Confirmation;

2.	the related Final Mortgage Loan Schedule;

3.	an Officer’s Certificate, in the form of Exhibit 1 hereto, including all attachments thereto;

4.	if requested by the Initial Purchaser, an Opinion of Counsel to the Seller, in the form of Exhibit 2 hereto;

5.	a Security Release Certification, substantially in the form of Exhibit 3 hereto executed by any Person, as requested by the Initial Purchaser, if any of the Mortgage Loans has at any time been subject to any security interest, pledge or hypothecation for the benefit of such Person;

6.	a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

7.	a Warranty Bill of Sale for each Purchaser in the form of Exhibit 4 hereto;

8.	a Custody Receipt for each Purchaser and Initial Certification of Custodian;

9.	the Underwriting Guidelines; and

10.	Any documents required to be executed by the Seller pursuant to any of the Purchasers’ warehousing arrangements; provided, however, that (i) the Seller shall have the opportunity to review such documents and negotiate the terms thereof in good faith, (ii) any such documents shall not by their terms require the Seller to incur any additional expenses and (iii) any such documents shall not materially expand any obligations or limit any rights of the Seller.

SECTION 10. Costs. The Purchaser shall pay any commissions due its salesmen, the Custodian and the legal fees and expenses of its attorneys. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans, including without limitation recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, if any, and the Seller’s attorney’s fees, shall be paid by the Seller.

SECTION 11. Seller’s Interim Servicing Obligations.

(a) The Seller will be the interim servicer under this Agreement, and will have the obligation to manage, administer, service and make collections on the Mortgage Loans and perform or cause to be performed all contractual and customary undertakings of the holder of the Mortgage Loans to the Mortgagor in accordance with the terms and provisions set forth in the Servicing Addendum attached as Exhibit 8 (which Servicing Addendum is incorporated herein by reference), from the Cut-Off Date until a Permanent Servicer assumes such rights and obligations on the related Servicing Transfer Date (such period, the “Interim Servicing Period”) pursuant to a Permanent Servicing Agreement. Notwithstanding the foregoing interim servicing arrangement, the Seller as interim servicer shall nevertheless remain obligated to the Purchaser for each and every obligation of the Seller as interim servicer hereunder irrespective of the servicing arrangement described above, including and without limitation its respective indemnity obligations and nothing contained herein shall be deemed to limit or modify such obligations. The Seller hereby agrees to satisfy each obligation specified in Exhibit 8 that survives the Servicing Transfer Date both before and after the Servicing Transfer Date, until such time as each such obligation has been satisfied. The Seller shall, at its own cost and expense, furnish the Permanent Servicer with the Servicing Files, and all other documents and information relating to the Mortgage Loans as may be reasonably required by the Permanent Servicer including, without limitation, any powers of attorney, “good-bye letters” or other documents necessary to effect the orderly transfer of servicing to the Permanent Servicer.

(b) After the Servicing Transfer Date, the Seller shall have no further rights or obligations with respect to the management, administration, servicing or collection of the Mortgage Loans (other than the right to receive any unpaid Servicing Fee and unreimbursed Servicing Advances), and the Permanent Servicer shall then have all of such obligations pursuant to the Permanent Servicing Agreement, except (i) that the Seller shall continue to be obligated to satisfy each obligation arising during the Interim Servicing Period specified in the Servicing

Addendum until each such obligation has been satisfied as determined by the Purchaser or its designee, (ii) that the Permanent Servicer shall have no responsibility or obligation for any act or omission of the Seller as interim servicer and (iii) that the Seller will transmit or cause to be transmitted via overnight mail directly to the Permanent Servicer, within 24 hours of receipt and in the same form in which received, any amounts (properly endorsed where required for the Permanent Servicer to collect them) received as payments upon or otherwise in connection with the Mortgage Loans.

(c) The Seller shall notify Mortgagors to make payments directly to the Permanent Servicer that are due under the Mortgage Loans after the effective date of the servicing transfer, by sending appropriate “good-bye letters” and such other documents to Mortgagors as may be appropriate or required by applicable law.

SECTION 12. Removal of Mortgage Loans from Inclusion under this Agreement upon a Whole Loan Transfer or a Pass-Through Transfer on One or More Reconstitution Dates.

The Seller and the Initial Purchaser agree that with respect to some or all of the Mortgage Loans purchased on a particular Closing Date, the Initial Purchaser may effect one or more Whole Loan Transfers or Pass-Through Transfers.

With respect to not more than five (5) Whole Loan Transfers and/or Pass-Through Transfers for the Mortgage Loans purchased on a particular Closing Date, the Seller agrees:

(1)	to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures including participating in meetings with rating agencies, bond insurers and such other parties as the Purchaser shall designate and participating in meetings with prospective purchasers of the Mortgage Loans or interests therein and providing information reasonably requested by such purchasers;

(2)	to execute an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit 11 and an Indemnification Agreement substantially in the form attached hereto as Exhibit 12, and such other agreements reasonably requested by bond insurers or other credit enhancers involved in a Pass-Through Transfer or net interest margin securities related to such Pass-Through Transfer; provided that each of the Seller and the Purchaser is given an opportunity to review and reasonably negotiate in good faith the content of all documents;

(3)

with respect to any Whole Loan Transfer or Pass-Through Transfer and for a period not to exceed six (6) months from the related Closing Date, the Seller shall: (A) make the representations and warranties regarding the Seller and with respect to the Mortgage Loans set forth in subsections 7.01 and 7.02 as of the date of the related Whole Loan Transfer or Pass-Through Transfer; provided, however, that the Seller shall make the following representations and warranties regarding the Mortgage Loans set forth in subsection 7.02 as of the earlier of the date of the related

Whole Loan Transfer or Pass-Through Transfer and the Servicing Transfer Date (in each case, modified as necessary to reflect factual changes between the Closing Date and such date): (1), (2), (3), (4), (5), (6), (7), (9), (10) (other than the last two sentences thereof), (13), the first and third clauses of the second sentence of (14), the second clause of the first sentence of (15), (16), (17), (18), (19), (20), (21), (23), (24) (other than the first two sentences thereof), (25), (26), (27) (other than the first clause of the first sentence thereof), (28), (29), (30), (31), (34), (35), (36), (37), (39) (other than the first and last sentences thereof), (40), (42), (43), (44), (45), (48), (50), (51), (53), (54), (55), (57), (63), (64), (66), the second sentence of (67) (68), (69), (70), (71), (72), (73), (75), (83), (84), (85), (88), (90), (91), (92), (93), (94), (95), (96), (97), (98) and (99) and (B) deliver to the Purchaser and any assignee of the Mortgage Loans designated by the Purchaser an Assignment and Recognition Agreement in the form of Exhibit 11 hereto or shall execute such other agreement requested by Purchaser (and agreed to by Seller) in order to make such representations and warranties as of such date as specified above;

(4)	to deliver to the Purchaser for inclusion in any prospectus or other offering material such publicly available information regarding the Underwriting Guidelines, the Seller, its financial condition and its mortgage loan delinquency, foreclosure and loss experience and any additional information which does not constitute material non-public information of the Seller including without limitation information relating to the Mortgage Loans, reasonably requested by the Purchaser, and, if the Seller or its holding company is no longer a public company, to deliver to the Purchaser any similar non public, unaudited financial information, in which case the Purchaser shall bear the cost of having such information audited by certified public accountants if the Purchaser desires such an audit, or as is otherwise reasonably requested by the Purchaser and which the Seller is capable of providing without unreasonable effort, and to indemnify the Depositor and its affiliates to the extent set forth in the Indemnification Agreement;

(5)	to deliver to the Purchaser and to any Person designated by the Purchaser, at the Purchaser’s expense, such statements and audit letters of reputable, certified public accountants pertaining to information provided by the Seller pursuant to clause (4) above as shall be reasonably requested by the Purchaser;

(6)

to deliver to the Purchaser, and to any Person designated by the Purchaser, such reasonable legal documents and in-house Opinions of Counsel as are customarily delivered by originators or servicers, as the case may be, and reasonably determined by the Purchaser to be necessary in connection with Whole Loan Transfers or Pass-Through Transfers, as the case may be, such in-house Opinions of Counsel to be in a form reasonably acceptable to the Purchaser and the Seller; and

(7)	with respect to any Pass-Through Transfer, the Seller shall cooperate with the Purchaser and any prospective purchaser with respect to all reasonable requests relating to requirements imposed by Regulation AB.

All Mortgage Loans not sold or transferred pursuant to a Whole Loan Transfer or Pass-Through Transfer shall be subject to this Agreement and shall continue to be serviced for the remainder of the Interim Servicing Period in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

The Seller shall not be obligated to incur any out-of-pocket expense in connection with this Section 12 unless the Purchaser agrees by prior consent to reimburse the Seller for such expense.

SECTION 13. The Seller.

Subsection	13.01 Additional Indemnification by the Seller.

In addition to the indemnification provided in Subsection 7.03, the Seller shall indemnify the Purchaser and hold the Initial Purchaser and any subsequent Purchaser harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Initial Purchaser and any Subsequent Purchaser sustains directly related to the failure of the Seller to perform its obligations under this Agreement including but not limited to its obligation to service and administer the Mortgage Loans in compliance with the terms of this Agreement; provided, however, that the Purchaser shall not be entitled to recover any lost profits, consequential damages or hedging costs or expenses pursuant to this Section 13.01. The Provisions of this Subsection 13.01 shall survive the purchase and sale of the Mortgage Loans, the resale or assignment of any Mortgage Loans by the Purchaser and the termination of this Agreement.

Subsection	13.02 Merger or Consolidation of the Seller.

The Seller shall keep in full force and effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and shall obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans, and to enable the Seller to perform its duties under this Agreement.

Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution whose deposits are insured by the FDIC or a company whose business includes the origination and servicing of mortgage loans and satisfies any requirements of Section 16 with respect to the qualifications of a successor to the Seller.

Subsection	13.03 Limitation on Liability of the Seller and Others.

Neither the Seller nor any of the officers, employees or agents of the Seller shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith in connection with the servicing of the Mortgage Loans pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Seller against any breach of warranties or representations made herein, or failure to perform its obligations in compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of any breach of the terms and conditions of this Agreement. The Seller and any officer, employee or agent of the Seller may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Seller shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its obligation to sell or duty to service the Mortgage Loans in accordance with this Agreement and which in its opinion may result in its incurring any expenses or liability; provided, however, that the Seller may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser shall be liable, and the Seller shall be entitled to reimbursement therefor from the Purchaser upon written demand except when such expenses, costs and liabilities are subject to the Seller’s indemnification under Subsections 7.03 or 13.01.

Subsection	13.04 Seller Not to Resign.

The Seller shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except (i) by mutual consent of the Seller and the Purchaser or (ii) upon the determination that its servicing duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Seller expending commercially reasonable efforts in which event the Seller may resign as servicer. Any such determination pursuant to clause (ii) of this Subsection 13.04 permitting the resignation of the Seller as servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance reasonably acceptable to the Purchaser and which shall be provided at the cost of the Seller. No such resignation shall become effective until a successor shall have assumed the Seller’s responsibilities and obligations hereunder in the manner provided in Section 16.

Subsection	13.05 No Transfer of Servicing.

With respect to the retention of the Seller to service the Mortgage Loans during the Interim Servicing Period, the Seller acknowledges that the Purchaser has acted in reliance upon the Seller’s independent status, the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Subsection, the Seller shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof (except to an affiliate or subsidiary of the Seller), or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent will not be unreasonably withheld; provided, however, that in connection with the transfer of servicing to an affiliate or subsidiary of the Seller, the Seller shall provide notice of such transfer to the Purchaser.

SECTION 14. Default.

Subsection	14.01 Events of Default.

In case one or more of the following Events of Default by the Seller shall occur and be continuing, that is to say:

(1)	any failure by the Seller to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Seller by the Purchaser; or

(2)	failure on the part of the Seller duly to observe or perform in any respect any other of the covenants or agreements on the part of the Seller set forth in this Agreement or in the Custodial Agreement which continues unremedied for a period of thirty (30) days (except that such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Seller by the Purchaser or the Custodian; or

(3)	a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Seller and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

(4)	the Seller shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Seller or of or relating to all or substantially all of its property; or

(5)	the Seller shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(6)	failure by the Seller to be in compliance with the “doing business” or licensing laws of any jurisdiction where a Mortgaged Property is located; or

(7)	the Seller attempts to assign its right to servicing compensation hereunder or the Seller attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof (except as permitted under this Agreement); or

(8)	[Reserved];

(9)	Seller’s membership in MERS is terminated for any reason during the Interim Servicing Period;

then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Seller, may, in addition to whatever rights the Purchaser may have at law or in equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Seller as servicer under this Agreement. On or after the receipt by the Seller of such written notice, all authority and power of the Seller to service the Mortgage Loans under this Agreement shall on the date set forth in such notice pass to and be vested in the successor appointed pursuant to Section 16.

Subsection	14.02 Waiver of Defaults.

The Purchaser may waive any default by the Seller in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

SECTION 15. Termination. The respective obligations and responsibilities of the Seller, as servicer, shall terminate at the expiration of the Interim Servicing Period upon the remittance of all funds due to the Purchaser hereunder in respect of the related Mortgage Loans unless terminated on an earlier date at the option of the Purchaser pursuant to this Section 15 or pursuant to Section 14; provided, however, that the Servicer may not be terminated without cause pursuant to this Section 15 prior to the earliest possible servicing transfer date set forth in the Trade Confirmation. Upon written request from the Purchaser in connection with any such termination, the Seller shall prepare, execute and deliver any and all documents and other instruments, place in the Purchaser’s possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Seller’s sole expense. The Seller agrees to cooperate with the Purchaser and such successor in effecting the termination of the Seller’s responsibilities and rights hereunder as servicer, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Seller to the

Custodial Account, REO Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

SECTION 16. Successor to the Seller. Prior to termination of the Interim Servicer’s or the Seller’s responsibilities and duties under this Agreement pursuant to Section 11, 12, 13, 14 or 15, the Purchaser shall (i) succeed to and assume all of the Interim Servicer’s and the Seller’s responsibilities, rights, duties and obligations in respect of servicing of the Mortgage Loans, or (ii) appoint a Permanent Servicer which shall assume all of the responsibilities, duties and liabilities of the Seller as servicer in accordance with the provisions of a Permanent Servicing Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree. In the event that the Seller’s duties, responsibilities and liabilities as servicer under this Agreement should be terminated pursuant to the aforementioned Sections, the Seller shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of care which it is obligated to exercise under this Agreement, and shall take no action whatsoever that could be reasonably expected to impair or prejudice the rights of the Purchaser or such successor with respect to the Mortgage Loans. The termination of the Seller as Interim Servicer pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to a Permanent Servicing Agreement and shall in no event relieve the Seller of the representations and warranties made pursuant to Subsections 7.01 and 7.02 and the remedies available to the Purchaser under Subsection 7.03 or 7.04, it being understood and agreed that the provisions of such Subsections 7.01, 7.02, 7.03 and 7.04 shall be applicable to the Seller notwithstanding any such resignation or termination of the Seller, or the termination of this Agreement.

Any successor servicer appointed as provided herein shall execute, acknowledge and deliver to the Seller and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the servicer of the Mortgage Loans in accordance with such Permanent Servicing Agreement; provided, however, that such successor servicer shall not assume, and the Seller shall indemnify the immediate successor servicer (the “Immediate Successor”) to the Seller for, any and all liabilities directly resulting from the Seller’s acts as servicer that were not in accordance with this Agreement; provided, further, that the Purchaser shall use its best efforts to cause such Immediate Successor to indemnify the Seller for any and all liabilities directly resulting from such Immediate Successor’s acts as servicer that were not in accordance with generally accepted servicing practices. Any termination of the Seller as servicer pursuant to Section 11, 12, 13, 14 or 15 shall not affect any claims that the Purchaser may have against the Seller arising prior to any such termination or resignation or remedies with respect to such claims.

If any of the Mortgage Loans are MERS Loans, in connection with the termination or resignation of the Seller hereunder, either (i) the successor servicer shall represent and warrant that it is a member of MERS in good standing and shall agree to comply in all respects with the rules and procedures of MERS in connection with the servicing of the Mortgage Loans that are registered with MERS, or (ii) the Seller shall cooperate with the successor servicer either (x) in causing MERS to execute and deliver an assignment of Mortgage in recordable form to transfer the Mortgage from MERS to the Purchaser and to execute and deliver such other notices, documents and other instruments as may be necessary or desirable to effect a transfer of such Mortgage Loan or servicing of such Mortgage Loan on the MERS System to the successor servicer or (y) in causing MERS to designate on the MERS System the successor servicer as the servicer of such Mortgage Loan; provided, however, that the Seller shall not be required to perform any duty that it cannot legally perform.

The Seller shall timely deliver to the Permanent Servicer the funds in the Custodial Account, REO Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Seller shall account for all funds.

SECTION 17. Financial Statements. The Seller understands that in connection with the Purchaser’s marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers public financial statements of the Seller and the Seller’s parent company, if applicable, for the most recently completed three fiscal years respecting which such statements are available. The Seller also shall make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller also shall make available publicly available information on its servicing performance with respect to mortgage loans serviced for others, including delinquency ratios.

The Seller also agrees to allow reasonable access to knowledgeable financial, accounting, origination and servicing officers of the Seller for the purpose of answering questions asked by any rating agency, credit enhancement provider or prospective purchaser regarding recent developments affecting the Seller, its loan origination or servicing practices or the financial statements of the Seller.

SECTION 18. Mandatory Delivery; Grant of Security Interest. The sale and delivery of each Mortgage Loan on or before the related Closing Date is mandatory from and after the date of the execution of the related Trade Confirmation, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Initial Purchaser for the losses and damages incurred by the Initial Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller’s failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Initial Purchaser on or before the related Closing Date. It is intended that the conveyance of the Seller’s right, title and interest in and to the Mortgage Loans shall constitute, and shall be construed as, a sale of such Mortgage Loans and not a grant of a security interest to secure a loan. However, if such conveyance is deemed to be in respect of a loan, the Seller hereby grants to the Initial Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligation hereunder, and the Seller agrees that it holds such Mortgage Loans in custody for the Initial Purchaser subject to the Initial Purchaser’s (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and the related Trade Confirmation and to require another Mortgage Loan (or

Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the related Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

SECTION 19. Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address as follows:

(1)	if to the Purchaser:

First NLC Financial Services, LLC

MHC I, Inc.

c/o Friedman Billings Ramsey Group

1001 Nineteenth Street North

Arlington, Virginia 22209

Attention: Michael Warden

With a copy to:

Attention: Chief Legal Counsel

(2)	if to the Seller:

[ - ]

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

SECTION 20. Severability Clause. Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

SECTION 21. Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

SECTION 22. Governing Law. The Agreement shall be construed in accordance with the laws of the State of New York without regard to any conflicts of law provisions and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York, except to the extent preempted by Federal law.

SECTION 23. Intention of the Parties. It is the intention of the parties that the Initial Purchaser is purchasing, and the Seller is selling, the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. The Initial Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Initial Purchaser in the course of such review.

SECTION 24. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective successors and assigns of the Seller and the Purchaser. Subject to Section 12 hereof, the Purchaser may assign this Agreement in whole or in part to any Person to whom any Mortgage Loan is transferred whether pursuant to a sale or financing and to any Person to whom the servicing or master servicing of any Mortgage Loan is sold or transferred. Upon any such assignment, the Person to whom such assignment is made shall succeed to all rights and obligations of the Purchaser under this Agreement to the extent of the related Mortgage Loan or Mortgage Loans and this Agreement, to the extent of the related Mortgage Loan or Loans, shall be deemed to be a separate and distinct Agreement between the Seller and such Purchaser, and a separate and distinct Agreement between the Seller and each other Purchaser to the extent of the other related Mortgage Loan or Loans. In the event that this Agreement is assigned to any Person to whom the servicing or master servicing of any Mortgage Loan is sold or transferred, the rights and benefits under this agreement which inure to the Purchaser shall inure to the benefit of both the Person to whom such Mortgage Loan is transferred and the Person to whom the servicing or master servicing of the Mortgage Loan has been transferred; provided, however, that with respect to any transfer of servicing, only to the extent set forth in Section 16 hereof; provided, further, that, the right to require a Mortgage Loan to be repurchased by the Seller pursuant to Subsection 7.03 or 7.04 shall be retained solely by the Purchaser. Subject to Sections 13.02, 13.04 and 13.05 hereof, this Agreement shall not be assigned, pledged or hypothecated by the

Seller to a third party without the consent of the Purchaser, which consent shall not be unreasonably withheld.

SECTION 25. Waivers. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

SECTION 26. Exhibits. The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

SECTION 27. Nonsolicitation. The Seller covenants and agrees that it shall not take any action to solicit or facilitate the Seller’s correspondent brokers in soliciting the refinancing of any Mortgage Loan following the date of the related Trade Confirmation, unless and until the Purchaser rejects a Mortgage Loan in writing or the Seller repurchases a Mortgage Loan from the Purchaser, or provide information to any other entity to solicit the refinancing of any Mortgage Loan; provided that, the foregoing shall not preclude the Seller from engaging in solicitations to the general public by newspaper, radio, television, website, telephone or mass mailings or other media which are not directed toward the Mortgagors or from refinancing the Mortgage Loan of any Mortgagor who, without solicitation, contacts the Seller to request the refinancing of the related Mortgage Loan. With respect to solicitations to the general public by mass mailings and telephone, the Seller covenants that it will hire an independent third party who will prepare any and all mailing lists and telephone lists used by the Seller in connection with solicitations by mass mailings and telephone and that the Seller will not provide such independent third party with any information for use in preparing such lists or otherwise aid or facilitate such independent third party’s preparation of such lists.

SECTION 28. General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c) references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(f) the term “include” or “including” shall mean without limitation by reason of enumeration.

SECTION 29. Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

SECTION 30. Further Agreements. The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

SECTION 31. Protection of Confidential Information. The Seller and the Purchaser will keep confidential and will not, without the other party’s written consent, divulge to any party the Purchase Price of the Mortgage Loans, except to the extent that it is appropriate to do so in working with legal counsel, auditors, taxing authorities, warehouse facilities or other governmental agencies. Seller and Purchaser each agree and acknowledge that as to all nonpublic personal information received or obtained by it with respect to any Mortgagor: (a) such information is and shall be held in accordance with all applicable law, including but not limited to the privacy provisions of the Gramm-Leach- Bliley Act of 1999; (b) such information is in connection with a proposed or actual secondary market sale related to a transaction of the Mortgagor for the purposes of 16 C.F.R., Section 313.14(a)(3); and (c) Seller and Purchaser are hereby prohibited from disclosing or using any such information internally other than to carry out the express provision of this Agreement or as otherwise permitted under applicable law.

SECTION 32. Survival. The Seller agrees that the representations, warranties and agreements made by the Seller herein and in any certificate or other instrument delivered pursuant hereto shall be deemed to be relied upon by the Purchaser, notwithstanding any investigation heretofore or hereafter made by the Purchaser or on the Purchaser’s behalf, and that the representations, warranties and agreements made by the Seller herein or in any such certificate or other instrument shall survive the delivery and payment for the Mortgage Loans for each Transaction.

This Agreement constitutes the entire agreement and understanding of the parties with respect to the matters and transactions contemplated by this Agreement and, except to the extent otherwise set forth in writing, supersedes any prior agreement and understandings with respect to those matters and transactions; provided, however, that in the event that any provision of this Agreement conflicts with any provision of any Trade Confirmation with respect to the Mortgage Loans purchased thereunder, the terms of such Trade Confirmation shall control with respect to such Mortgage Loans.

SECTION 33. Obligations of Purchasers. The rights and obligations and liability of each of the Purchasers under this Agreement are several and not joint. Each Purchaser shall be entitled to enforce its rights under this Agreement only with respect to the Mortgage Loans purchased by such Purchaser hereunder. No Purchaser shall be responsible for the obligations of any other Purchaser under this Agreement.

SECTION 34. Affiliated Purchasers. Any affiliate of either Initial Purchaser (any such affiliate, an “Affiliated Purchaser”) may purchase Mortgage Loans under a related Trade Confirmation so long as such Affiliated Purchaser executes a Letter Agreement substantially in the form of Exhibit 10 hereto, which Letter Agreement must be acknowledged by the Seller. Upon the effective date of such Letter Agreement, such Affiliated Purchaser shall become a party hereto, entitled to the rights and subject to the obligations of a Purchaser hereunder.

IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

[ - ] Seller

By:
Name:
Title:

FIRST NLC FINANCIAL SERVICES, LLC Initial Purchaser

By:
Name:
Title:

MHC I, INC. Initial Purchaser

By:
Name:
Title:

[MASTER MORTGAGE LOAN PURCHASE AND INTERIM SERVICING AGREEMENT]

NLC FUNDING I, LLC Initial Purchaser

By:
Name:
Title:

NLC FINANCE I, LLC Initial Purchaser

By:
Name:
Title:

NLC FUNDING II, LLC Initial Purchaser

By:
Name:
Title:

NLC FINANCE II, LLC Initial Purchaser

By:
Name:
Title:

[MASTER MORTGAGE LOAN PURCHASE AND INTERIM SERVICING AGREEMENT]

EXHIBIT 1

FORM OF SELLER’S OFFICER’S CERTIFICATE

I, ________________________, hereby certify that I am the duly elected __________ of [ - ], a [ - ] corporation (the “Seller”), and further certify, on behalf of the Seller as follows:

(1) True and correct copies of the Articles of Incorporation and by laws of the Seller as are in full force and effect on the date hereof are attached as Attachment I and Attachment II, respectively, hereto. No proceedings looking toward merger, liquidation, dissolution or bankruptcy of the Seller are pending or contemplated.

(2) Each person who, as an officer or attorney-in-fact of the Seller, signed (a) the Master Mortgage Loan Purchase and Interim Servicing Agreement (the “Purchase Agreement”), dated as of ______________, by and between the Seller and [Purchaser] (the “Purchaser”); (b) the Trade Confirmation, dated _____________ 200_, between the Seller and the Purchaser (the “Trade Confirmation”); and (c) any other document delivered prior hereto or on the date hereof in connection with the sale and servicing of the Mortgage Loans in accordance with the Purchase Agreement and the Trade Confirmation was, at the respective times of such signing and delivery, and is as of the date hereof, duly elected or appointed, qualified and acting as such officer or attorney-in-fact, and the signatures of such persons appearing on such documents are their genuine signatures.

(3) Attached hereto as Attachment III hereto is a true and correct copy of the resolutions duly adopted by the board of directors of the Seller on ________________, 200_ (the “Resolutions”) with respect to the authorization and approval of the sale and servicing of the Mortgage Loans; said Resolutions have not been amended, modified, annulled or revoked and are in full force and effect on the date hereof.

(4) Attached hereto as Attachment IV is a Certificate of Good Standing of the Seller dated _________________________, 200_. No event has occurred since ________________________, 200_ which has affected the good standing of the Seller under the laws of the State of [ - ].

(5) All of the representations and warranties of the Seller contained in Subsections 7.01 and 7.02 of the Purchase Agreement were true and correct in all material respects as of the date of the Purchase Agreement and are true and correct in all material respects as of the date hereof.

Exhibit 1-1

(6) The Seller has performed all of its duties and has satisfied all the conditions on its part to be performed or satisfied prior to the related Closing Date pursuant to the Purchase Agreement and the related Trade Confirmation.

All capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Purchase Agreement.

IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Seller.

Dated:

[Seal]

[ - ]
(Seller)

By:
Name:
Title:

I, _______________________, [Assistant] Secretary of the Seller, hereby certify that _________________________ is the duly elected, qualified and acting [Title of Officer] of the Seller and that the signature appearing above is genuine.

IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:

[Seal]

[ - ]
(Seller)

By:
Name:
Title:	[Assistant] Secretary

Exhibit-1-2

EXHIBIT 2

FORM OF OPINION OF COUNSEL TO THE SELLER

________________________________

(Date)

[Purchaser]

Re:	Master Mortgage Loan Purchase and Interim Servicing Agreement, dated as of ______________

Gentlemen:

I have acted as counsel to [ - ], a [ - ] [Purchaser] (the “Purchaser”) pursuant to the Master Mortgage Loan Purchase and Interim Servicing Agreement, dated as of ______________, between the Seller and the Purchaser (the “Purchase Agreement”) and the Trade Confirmation, dated __________, 200_, between the Seller and the Purchaser (the “Trade Confirmation”). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement.

In connection with rendering this opinion letter, I, or attorneys working under my direction, have examined, among other things, originals, certified copies or copies otherwise identified to my satisfaction as being true copies of the following:

A.	The Purchase Agreement;

B.	The Trade Confirmation;

C.	The Seller’s Articles of Incorporation and by-laws, as amended to date; and

D.	Resolutions adopted by the Board of Directors of the Seller authorizing the transactions covered by this opinion (the “Board Resolutions”).

For the purpose of rendering this opinion, I have made such documentary, factual and legal examinations as I deemed necessary under the circumstances. As to factual matters, I have relied upon statements, certificates and other assurances of public officials and of officers and other representatives of the Seller, and upon such other certificates as I deemed appropriate, which factual matters have not been independently established or verified by me. I have also assumed, among other things, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as copies and the authenticity of the originals of such copied documents.

Exhibit 2-1

On the basis of and subject to the foregoing examination, and in reliance thereon, and subject to the assumptions, qualifications, exceptions and limitations expressed herein, I am of the opinion that:

1. The Seller has been duly incorporated and is validly existing and in good standing under the laws of the State of [ - ] with corporate power and authority to own its properties and conduct its business as presently conducted by it. The Seller has the corporate power and authority to service the Mortgage Loans, and to execute, deliver, and perform its obligations under the Purchase Agreement and the Trade Confirmation (collectively, the “Agreements”).

2. The Purchase Agreement and the Trade Confirmation have been duly and validly authorized, executed and delivered by the Seller.

3. The Purchase Agreement and the Trade Confirmation constitute valid, legal and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

4. No consent, approval, authorization or order of any state or federal court or government agency or body is required for the execution, delivery and performance by the Seller of the Purchase Agreement and the Trade Confirmation, or the consummation of the transactions contemplated by the Purchase Agreement and the Trade Confirmation, except for those consents, approvals, authorizations or orders which previously have been obtained.

5. Neither the servicing of the Mortgage Loans by the Seller as provided in the Purchase Agreement and the Trade Confirmation, nor the fulfillment of the terms of or the consummation of any other transactions contemplated in the Purchase Agreement and the Trade Confirmation will result in a breach of any term or provision of the articles of incorporation or by-laws of the Seller, or, to the best of my knowledge, will conflict with, result in a breach or violation of, or constitute a default under, (i) the terms of any indenture or other agreement or instrument to which the Seller is a party or by which it is bound, (ii) any State of [ - ] or federal statute or regulation applicable to the Seller, or (iii) any order of any State of [ - ] or federal court, regulatory body, administrative agency or governmental body having jurisdiction over the Seller, except in any such case where the default, breach or violation would not have an adverse effect on the Seller or its ability to perform its obligations under the Purchase Agreement or the Trade Confirmation.

6. There is no action, suit, proceeding or investigation pending or, to the best of my knowledge, threatened against the Seller which, in my judgment, either in any one instance or in the aggregate, would draw into question the validity of the Purchase Agreement or the Trade Confirmation or which would be likely to impair the ability of the Seller to perform under the terms of the Purchase Agreement or the Trade Confirmation.

7. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Purchase Agreement is sufficient fully to transfer to the Purchaser all right, title and interest of the Seller thereto as noteholder and mortgagee.

8. The Seller’s standard form of Assignment of Mortgage with respect to Mortgages for which the related Mortgaged Property is located in the State of [ - ] is in recordable form and upon completion, would be acceptable for recording under the laws of the State of [ - ].

Exhibit-2-2

The opinions above are subject to the following additional assumptions, exceptions, qualifications and limitations:

A. I have assumed that all parties to the Agreements other than the Seller have all requisite power and authority to execute, deliver and perform their respective obligations under each of the Agreements, and that the Agreements have been duly authorized by all necessary corporate action on the part of such parties, have been executed and delivered by such parties and constitute the legal, valid and binding obligations of such parties.

B. My opinions expressed in paragraphs 3 and 7 above are subject to the qualifications that (i) the enforceability of the Agreements may be limited by the effect of laws relating to (1) bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances or preferential transfers, and (2) general principles of equity upon the specific enforceability of any of the remedies, covenants or other provisions of the Agreements and upon the availability of injunctive relief or other equitable remedies and the application of principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) as such principles relate to, limit or affect the enforcement of creditors’ rights generally and the discretion of the court before which any proceeding for such enforcement may be brought; and (ii) I express no opinion herein with respect to the validity, legality, binding effect or enforceability of (a) provisions for indemnification in the Agreements to the extent such provisions may be held to be unenforceable as contrary to public policy or (b) Section 18 of the Purchase Agreement.

C. I have assumed, without independent check or certification, that there are no agreements or understandings among the Seller, the Purchaser and any other party which would expand, modify or otherwise affect the terms of the documents described herein or the respective rights or obligations of the parties thereunder.

I am admitted to practice in the State of __________, and I render no opinion herein as to matters involving the laws of any jurisdiction other than the State of __________ and the Federal laws of the United States of America. I make no undertaking to supplement or update this opinion if, after the date hereof, facts or circumstances come to my attention or changes in the law occur which could affect such opinion. This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the Purchaser or Purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

Very truly yours,

Exhibit-2-3

EXHIBIT 3

FORM OF SECURITY RELEASE CERTIFICATION

I.	Release of Security Interest

___________________________ (the “Lender”), hereby relinquishes any and all right, title and interest it may have in and to the Mortgage Loans described in Exhibit A attached hereto upon purchase thereof by [Purchaser] from the Seller named below pursuant to that certain Master Mortgage Loan Purchase and Interim Servicing Agreement, dated as of ______________, as of the date and time of receipt by the Lender of payment in full for such Mortgage Loans (the “Date and Time of Sale”), and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Seller named below or its designees as of the Date and Time of Sale.

Name and Address of Lender:

(Name)

(Address)

By:
Name:
Title:

Exhibit 3-1

II.	Certification of Release

The Seller named below hereby certifies to [Purchaser] that, as of the Date and Time of Sale of the above mentioned Mortgage Loans to Purchaser, the security interests in the Mortgage Loans released by the above named corporation comprise all security interests relating to or affecting any and all such Mortgage Loans. The Seller warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

[ - ]
(Seller)

By:
Name:
Title:

Exhibit 3-2

EXHIBIT 4

FORM OF WARRANTY BILL OF SALE

On this ____ day of _______________, 200_, [ - ] (the “Seller”) as the Seller under that certain Master Mortgage Loan Purchase and Interim Servicing Agreement, dated as of ______________ (the “Agreement”) does hereby sell, transfer, assign, set over and convey to ______________ as Purchaser under the Agreement, without recourse, but subject to the terms of the Agreement, all rights, title and interest of the Seller in and to the Mortgage Loans listed on the portion of the Final Mortgage Loan Schedule attached hereto, together with the related Mortgage Files and all rights and obligations arising under the documents contained therein, including without limitation the right to any Prepayment Charges payable with respect thereto. Pursuant to Subsection 6.03 of the Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Agreement. The contents of each related Servicing File required to be retained by the Seller to service the Mortgage Loans pursuant to the Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller for the benefit of the Purchaser as the owner thereof. The Seller’s possession of any portion of each such Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Agreement, and such retention and possession by the Seller shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

The Seller confirms to the Purchaser that the representations and warranties set forth in Subsections 7.01 and 7.02 of the Agreement are true and correct as of the date hereof, and that all statements made in the Seller’s Officer’s Certificates and all Attachments thereto remain complete, true and correct in all respects as of the date hereof.

Exhibit 4-1

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

[ - ]
(Seller)

By:
Name:
Title:

Exhibit 4-2

EXHIBIT 5

CONTENTS OF EACH MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and which shall be retained by the Seller or delivered to the Custodian:

(1)	Mortgage Loan Documents.

(2)	Residential loan application.

(3)	Mortgage Loan closing statement.

(4)	Verification of employment and income (if necessary pursuant to the Seller’s Underwriting Guidelines).

(5)	Verification of acceptable evidence of source and amount of downpayment (if necessary pursuant to the Seller’s Underwriting Guidelines).

(6)	Credit report on Mortgagor.

(7)	Residential appraisal report.

(8)	Photograph of the Mortgaged Property.

(9)	Survey of the Mortgaged Property (if required by the title insurer).

(10)	Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e., map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

(11)	All required disclosure statements and statement of Mortgagor confirming receipt thereof.

(12)	If available, termite report, structural engineer’s report, water potability and septic certification.

(13)	Sales Contract, if applicable.

(14)	Hazard insurance policy.

Exhibit 5-1

(15)	Tax receipts, insurance premium receipts, ledger sheets, payment history from date of origination, insurance claim files, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

(16)	Amortization schedule, if available.

(17)	Payment history for Mortgage Loans that have been closed for more than ninety (90) days.

Exhibit 5-2

EXHIBIT 6

CUSTODIAL ACCOUNT CERTIFICATION

________________________ __, 200_

To:	_______________________

_______________________

_______________________
(the “Depository”)

As Seller under the Master Mortgage Loan Purchase and Interim Servicing Agreement, (the “Agreement”) dated as of ______________, we hereby authorize and request you to establish an account, as a Custodial Account, to be designated as “[ -], as Servicer, in trust for and for the exclusive benefit of Purchaser” All deposits in the account shall be subject to withdrawal therefrom by order signed by the Seller in accordance with the Agreement. This letter is submitted to you in duplicate. Please execute and return one original to us.

[ - ]
(Seller)

By:
Name:
Title:
Date:

Exhibit 6-1

[The undersigned, as Depository, hereby certifies that the above-described account has been established as a Custodial Account pursuant to the Agreement under Account Number                              at the office of the Depository indicated above, and agrees to honor withdrawals on such account as provided above. The amount deposited at any time in the account will be insured by the Federal Deposit Insurance Corporation through the Bank Insurance Fund (“BIF”) or the Savings Association Insurance Fund (“SAIF”) to the full extent permitted by applicable law.]

[The undersigned, as Depository, hereby certifies that the above-described account has been established as a Custodial Account pursuant to the Agreement under Account Number                              maintained at the corporate trust department of the Depository indicated above, which has corporate trust powers acting in its fiduciary capacity, and shall be subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations Section 9.10(b). The undersigned, as Depository, agrees to honor withdrawals on such account as provided above.]

(Depository)

By:
Name:
Title:
Date:

Exhibit 6-2

EXHIBIT 7

ESCROW ACCOUNT CERTIFICATION

                         , 200

To:

____________________

____________________

(the “Depository”)

As Seller under the Master Mortgage Loan Purchase and Interim Servicing Agreement, (the “Agreement”) dated as of                     , we hereby authorize and request you to establish an account, as an Escrow Account, to be designated as “[ - ], in trust for [Purchaser] and various Mortgagors, Fixed and Adjustable Rate Mortgage Loans.” All deposits in the account shall be subject to withdrawal therefrom by order signed by the Seller in accordance with the Agreement. This letter is submitted to you in duplicate. Please execute and return one original to us.

[ - ]
(Seller)

By:
Name:
Title:
Date:

Exhibit 7-1

[The undersigned, as Depository, hereby certifies that the above-described account has been established as an Escrow Account pursuant to the Agreement under Account Number                              at the office of the Depository indicated above, and agrees to honor withdrawals on such account as provided above. The amount deposited at any time in the account will be insured by the Federal Deposit Insurance Corporation through the Bank Insurance Fund (“BIF”) or the Savings Association Insurance Fund (“SAIF”) to the full extent permitted by applicable law.]

[The undersigned, as Depository, hereby certifies that the above-described account has been established as an Escrow Account pursuant to the Agreement under Account Number                              maintained at the corporate trust department of the Depository indicated above, which has corporate trust powers acting in its fiduciary capacity, and shall be subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations Section 9.10(b). The undersigned, as Depository, agrees to honor withdrawals on such account as provided above.]

(Depository)

By:
Name:
Title:
Date:

Exhibit 7-2

EXHIBIT 8

SERVICING ADDENDUM

Section 11.01. Seller to Act as Servicer.

The Seller, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement during the Interim Servicing Period and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Seller may deem necessary or desirable and consistent with the terms of this Agreement.

Consistent with the terms of this Agreement, the Seller may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Seller’s reasonable and prudent determination such waiver, modification, postponement or indulgence is not adverse to the Purchaser; provided, however, that the Seller shall not, without the prior written consent of the Purchaser, permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer or forgive the payment thereof or of any principal or interest payments, reduce the outstanding principal amount (except for actual payments of principal), make additional advances of additional principal or extend the final maturity date on such Mortgage Loan. Without limiting the generality of the foregoing, the Seller shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself, and the Purchaser, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Property. If reasonably required by the Seller, the Purchaser shall furnish the Seller with any powers of attorney and other documents necessary or appropriate to enable the Seller to carry out its servicing and administrative duties under this Agreement.

Notwithstanding anything in this Agreement to the contrary, in the event of a Principal Prepayment in full or in part of a Mortgage Loan, the Seller may not waive any Prepayment Charge or portion thereof required by the terms of the related Mortgage Note unless, (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally or (ii) the collectability thereof shall have been limited due to acceleration in connection with a foreclosure or other involuntary payment, or (iii) in the Seller’s reasonable judgment as described herein, (x) such waiver relates to a default or a reasonably foreseeable default, (y) such waiver would maximize recovery of total proceeds taking into account the value of such Prepayment Charge and related Mortgage Loan and (z) doing so is standard and customary in servicing similar Mortgage Loans (including any waiver of a Prepayment Charge in connection with a refinancing of a Mortgage Loan that is related to a default or a reasonably foreseeable default). In no event will the Seller waive a Prepayment Charge in connection with a refinancing of a Mortgage Loan that is not related to a default or a reasonably foreseeable default. If the Seller waives or does not collect all or a portion of a Prepayment Charge relating to a Principal Prepayment in full due to any action or omission of the Seller, other than as provided above, the Seller shall deposit the amount of such Prepayment Charge (or such portion thereof as had been waived for deposit) into the Custodial Account for distribution in accordance with the terms of this Agreement.

Exhibit-8-1

In servicing and administering the Mortgage Loans, the Seller shall employ procedures including collection procedures and exercise the same care that it customarily employs and exercises in servicing and administering mortgage loans for its own account giving due consideration to accepted mortgage servicing practices of prudent lending institutions and the Purchaser’s reliance on the Seller.

The Seller will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its Mortgagor credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

The Seller shall report one of the following statuses each month as follows: new origination, current, delinquent (30, 60, 90 days, etc.), foreclosed, or charged-off.

Section 11.02. Collection of Mortgage Loan Payments.

Continuously from the related Closing Date until the expiration of the Interim Servicing Period, the Seller shall proceed diligently to collect all payments due under each Mortgage Loan serviced by Seller when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of any related Primary Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Seller shall take special care in ascertaining and estimating annual ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, mortgage insurance premiums, and all other charges that, as provided in the Mortgage, will become due and payable to the end that the installments payable by the Mortgagors with impound accounts for such charges will be sufficient to pay such charges as and when they become due and payable.

Section 11.03. Realization Upon Defaulted Mortgage Loans.

(a) The Seller shall use efforts consistent with the procedures that the Seller would use in servicing loans for its own account, to foreclose upon or otherwise comparably convert the ownership of such Mortgaged Properties as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 11.01. The Seller shall realize upon defaulted Mortgage Loans in such a manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which Mortgaged Property shall have suffered damage, the Seller shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Seller through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 11.05. In the event that any payment due under any Mortgage Loan is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Seller shall take such action as it shall deem to be in the best interest of the Purchaser. In the event that any payment

Exhibit-8-2

due under any Mortgage Loan remains delinquent for a period of ninety (90) days or more, the Seller shall commence foreclosure proceedings, provided that prior to commencing foreclosure proceedings, the Seller shall notify the Purchaser in writing of the Seller’s intention to do so, and the Seller shall not commence foreclosure proceedings if the Purchaser objects to such action within ten (10) Business Days of receiving such notice. The Seller shall notify the Purchaser in writing of the commencement of foreclosure proceedings. In such connection, the Seller shall be responsible for all costs and expenses incurred by it in any such proceedings; provided, however, that it shall be entitled to reimbursement thereof from the related Mortgaged Property, as contemplated in Section 11.06.

(b) Notwithstanding the foregoing provisions of this Section 11.03, with respect to any Mortgage Loan as to which the Seller has received actual notice of, or has actual knowledge of, the presence of any toxic or hazardous substance on the related Mortgaged Property the Seller shall not either (i) obtain title to such Mortgaged Property as a result of or in lieu of foreclosure or otherwise, or (ii) otherwise acquire possession of, or take any other action, with respect to, such Mortgaged Property if, as a result of any such action, the Purchaser would be considered to hold title to, to be a mortgagee-in-possession of, or to be an owner or operator of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Seller has also previously determined, based on its reasonable judgment and a prudent report prepared by a Person who regularly conducts environmental audits using customary industry standards, that:

(1) such Mortgaged Property is in compliance with applicable environmental laws or, if not, that it would be in the best economic interest of the Purchaser to take such actions as are necessary to bring the Mortgaged Property into compliance therewith; and

(2) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation, or that if any such materials are present for which such action could be required, that it would be in the best economic interest of the Purchaser to take such actions with respect to the affected Mortgaged Property.

The cost of the environmental audit report contemplated by this Section 11.03 shall be advanced by the Seller, subject to the Seller’s right to be reimbursed therefor from the Custodial Account as provided in Section 11.06.

If the Seller determines, as described above, that it is in the best economic interest of the Purchaser to take such actions as are necessary to bring any such Mortgaged Property into compliance with applicable environmental laws, or to take such action with respect to the containment, clean-up or remediation of hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials affecting any such Mortgaged Property, then the Seller shall take such action as it deems to be in the best economic interest of the Purchaser. The cost of

Exhibit-8-3

any such compliance, containment, cleanup or remediation shall be advanced by the Seller, subject to the Seller’s right to be reimbursed therefor from the Custodial Account as provided in Section 11.06.

(c) Proceeds received in connection with any Final Recovery Determination, as well as any recovery resulting from a partial collection of Insurance Proceeds or Liquidation Proceeds in respect of any Mortgage Loan, will be applied in the following order of priority: first, to reimburse the Seller for any related unreimbursed Servicing Advances, pursuant to Section 11.06; second, to accrued and unpaid interest on the Mortgage Loan, to the date of the Final Recovery Determination, or to the Due Date prior to the Remittance Date on which such amounts are to be distributed if not in connection with a Final Recovery Determination; and third, as a recovery of principal of the Mortgage Loan. If the amount of the recovery so allocated to interest is less than the full amount of accrued and unpaid interest due on such Mortgage Loan, the amount of such recovery will be allocated by the Seller as follows: first, to unpaid Servicing Fees; and second, to the balance of the interest then due and owing.

Section 11.04. [Reserved].

Section 11.05. Establishment of Custodial Accounts; Deposits in Custodial Accounts

(a) The Seller shall establish and maintain one or more Custodial Accounts for the deposit of funds specified in Section 11.05(b) collected in connection with the Mortgage Loans.

(b) The Seller shall deposit the following funds into the applicable Custodial Account on a daily basis on the Business Day following receipt thereof and retain therein:

(1) all payments on account of principal on the Mortgage Loans including all principal prepayments;

(2) all payments on account of accrued interest on the Mortgage Loans after the Cut-off Date, including all Prepayment Charges;

(3) all Liquidation Proceeds;

(4) All Insurance Proceeds including amounts required to be deposited pursuant to Sections 11.11 and 11.12, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with the Seller’s normal servicing procedures, the loan documents or applicable law;

(5) all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with the Seller’s normal servicing procedures, the loan documents or applicable law;

(6) all proceeds of any Mortgage Loan repurchased in accordance with Subsections 7.03 and 7.04 and all amounts required to be deposited by the

Exhibit-8-4

Servicer in connection with shortfalls in principal amount of Qualified Substitute Mortgage Loans pursuant to Subsection 7.03;

(7) any amounts required to be deposited by the Seller pursuant to Section 11.12 in connection with the deductible clause in any blanket hazard insurance policy. Such deposit shall be made from the Seller’s own funds, without reimbursement therefor;

(8) any amounts required to be deposited by the Seller in connection with any REO Property pursuant to Section 11.14; and

(9) any amounts required to be deposited in the Custodial Account pursuant to Section 11.21.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges, assumption fees and similar fees and charges need not be deposited by the Seller in the Custodial Account. Each Custodial Account shall be an Eligible Account. The Seller shall give notice to the Purchaser of the location of the Custodial Account when established and prior to any change thereof.

Any amounts held in the Custodial Account may be, but are not required to be, invested by the Seller. Any such investment by the Seller must be in Eligible Investments. Any interest or other income on Eligible Investments shall accrue to the benefit of the Seller and the Seller shall be entitled to retain and withdraw such funds from the Custodial Account pursuant to Section 11.06. Other than such interest or other income received on Eligible Investments, no other amounts may be commingled in the Custodial Account. The Seller shall promptly deposit in the Custodial Account from its own funds, without any right of reimbursement, the full amount of any losses on its investment of funds in the Custodial Account.

(c) Without limiting the foregoing, the funds in the Custodial Accounts shall at all times be segregated and held separate and apart from the Seller’s own funds and general assets and from any other funds or assets collected or held by the Seller on behalf of third parties. The Seller intends that such account be treated as a special deposit, required to be segregated and held by the depository institution maintaining such account in a fiduciary capacity, separate and apart from the institution’s own funds and general assets and that the account not be held in any capacity that would create a debtor-creditor relationship between the institution and the Seller or the Purchaser. Each Custodial Account shall be evidenced by a Custodial Account Certification in the form of Exhibit 6 and shall be entitled “[ - ], as servicer, in trust for and for the exclusive benefit of [Purchaser]”. At all times, the Purchaser shall be the sole beneficial owner of all funds in the Custodial Accounts. Seller’s possession or control of any such funds shall be solely in Seller’s capacity as interim servicer for the Purchaser.

Exhibit-8-5

Section 11.06. Withdrawals From Custodial Accounts.

The Seller may, from time to time, withdraw from the Custodial Account for the following purposes:

(1) to make distributions to the Purchaser in the amounts and in the manner provided for in Section 11.15;

(2) to reimburse itself for unreimbursed Servicing Advances, the Seller’s right to reimburse itself pursuant to this subclause (3) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Seller from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of such reimbursement, the Seller’s right thereto shall be prior to the rights of the Purchaser, except that, where the Seller is required to repurchase a Mortgage Loan, pursuant to Subsection 7.03, the Seller’s right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to Subsection 7.03 and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loans;

(3) to pay to itself pursuant to Section 11.22 as servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery attributable to interest on a particular Mortgage Loan;

(4) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Subsection 7.03, all amounts received thereon and not distributed as of the date on which the related Repurchase Price is determined;

(5) to pay, or to reimburse itself for advances in respect of, expenses incurred in connection with any Mortgage Loan pursuant to Section 11.03(b), but only to the extent of amounts received in respect of the Mortgage Loans to which such expense is attributable;

(6) to reimburse itself for Nonrecoverable Servicing Advances; or

(7) to clear and terminate the Custodial Account on the termination of this Agreement.

The Seller shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Custodial Account pursuant to such subclauses (2) - (7) above.

Exhibit-8-6

Section 11.07. Establishment of Escrow Accounts; Deposits in Escrow Accounts.

(a) The Seller shall establish one or more Escrow Accounts for the deposit of Escrow Payments. Seller shall segregate and hold all funds collected and received in connection with the Mortgage Loans which constitute Escrow Payments separate and apart from any of its own funds and general assets and from any other funds or amounts collected or held by the Seller on behalf of third parties.

(b) The Seller shall deposit the following payments and collection into the applicable Escrow Account on a daily basis on the Business Day following receipt thereof and retain therein:

(i) Mortgagors’ Escrow Payments collected in connection with the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement; and

(ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property.

The Seller shall make withdrawals therefrom only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 11.08.

(c) Each Escrow Account will be maintained at the expense of the Seller at a Qualified Depository. Such accounts may be interest-bearing accounts provided that such accounts comply with all federal state or local laws, any other requirements of any government or any agency or instrumentality thereof applicable to the origination and servicing of the Mortgage Loans, the management of the Mortgaged Property, and the provision of services hereunder by the Seller as well as all local, state and federal laws and regulations governing interest-bearing accounts and Mortgagor escrow accounts. Each Escrow Account shall be evidenced by an Escrow Account Certification, in the form of Exhibit 7 and shall be entitled “[—], as servicer, in trust for [Purchaser] and various Mortgagors, Fixed and Adjustable Rate Mortgage Loans.” The Seller shall ensure that all interest credited to any account that is not due the respective Mortgagor is removed by the Seller within thirty (30) days of receipt of such interest.

Section 11.08. Withdrawals From Escrow Accounts

The Seller shall make withdrawals from the applicable Escrow Account for the following:

(i) to effect timely payments of Mortgagors’ Escrow Payments;

(ii) to reimburse the Seller for any Servicing Advance made by the Seller with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan that represent late payments or collections of Escrow Payments thereunder;

Exhibit-8-7

(iii) to refund to the Mortgagor any funds determined to be overages;

(iv) for transfer to the Custodial Account in accordance with the terms of this Agreement;

(v) for application to restoration or repair of the Mortgaged Property;

(vi) to pay to the Seller, or to the Mortgagor, to the extent required by law, any interest paid on the funds deposited in the Escrow Account; or

(vii) to clear and terminate the Escrow Account on the termination of this Agreement.

The Seller shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Seller shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes. If Seller elects or is required by law to deposit a Mortgagor’s Escrow funds into an interest-bearing account, the Seller shall remain obligated to pay the Mortgagor’s taxes and insurance premiums when due, even if the Mortgagor’s Escrow funds are not withdrawable on demand.

Section 11.09. Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Insurance Policies; Collections Thereunder.

With respect to each Mortgage Loan, the Seller shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including insurance renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Seller in amounts sufficient for such purposes, as allowed under the terms of the Mortgage and applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Seller shall determine that any such payments are made by the Mortgagor at the time they first become due. The Seller assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor’s faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments within such time period as will avoid the loss of the related Mortgaged Property by foreclosure of a tax or other lien.

Exhibit-8-8

Section 11.10. Transfer of Accounts.

The Seller may transfer the Custodial Account or the Escrow Account and all funds and investments therein to a different Qualified Depository from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser. In any case, the Custodial Account and Escrow Account shall be Eligible Accounts.

The Purchaser may, upon written notice to the Seller, require the Seller to transfer the Custodial Account or the Escrow Account and all funds and/or Eligible Investments therein to a depository institution designated by the Purchaser within five (5) days in accordance with this Agreement.

If an account is an Eligible Account pursuant to clause (a) of the definition thereof and any one of the investment ratings of a Qualified Depository holding funds or Eligible Investments in the Custodial Account or Escrow Account as an Eligible Account is downgraded by the issuing rating agency, the Seller shall, within three (3) Business Days of receipt of notice of the downgrading, transfer all such accounts, funds and Eligible Investments to a different Qualified Depository in accordance with this Agreement or otherwise cause the account to be an Eligible Account.

Section 11.11. Maintenance of Hazard Insurance.

The Seller shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is customary in the area where the Mortgaged Property is located in an amount which is at least equal to the lesser of (i) the amount necessary to fully compensate for any damage or loss to the improvements which are a part of such property on a replacement cost basis or (ii) the outstanding principal balance of the Mortgage Loan and the principal balance of the related first lien Mortgage Loan, if applicable, in each case in an amount not less than such amount as is necessary to prevent the Mortgagor and/or the Mortgagee from becoming a co-insurer. If the Mortgaged Property is in an area identified on a Flood Hazard Boundary Map or Flood Insurance Rate Map issued by the Flood Emergency Management Agency as having special flood hazards and such flood insurance has been made available, the Seller will cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in an amount representing coverage not less than the lesser of (i) the outstanding principal balance of the Mortgage Loan or (ii) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended. The Seller also shall maintain on any REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the lesser of (i) the maximum insurable value of the improvements which are a part of such property and (ii) the outstanding principal balance of the related Mortgage Loan at the time it became an REO Property plus accrued interest at the Mortgage Interest Rate and related Servicing Advances, liability insurance and, to the extent required and available under the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Pursuant to Section 11.04, any amounts collected by the Seller under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with the Seller’s normal

Exhibit-8-9

servicing procedures, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 11.06. Any cost incurred by the Seller in maintaining any such insurance shall not, for the purpose of calculating distributions to the Purchaser, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. It is understood and agreed that no earthquake or other additional insurance need be required by the Seller of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Seller, or upon request to the Purchaser, and shall provide for at least thirty (30) days prior written notice of any cancellation, reduction in the amount of, or material change in, coverage to the Seller. The Seller shall not interfere with the Mortgagor’s freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Seller shall not accept any such insurance policies from insurance companies unless such companies are acceptable under the Underwriting Guidelines and are licensed to do business in the state wherein the property subject to the policy is located.

Section 11.12. Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Seller shall obtain and maintain a mortgage impairment or blanket policy issued by an issuer that is acceptable under the Underwriting Guidelines insuring against hazard losses on all of Mortgaged Properties securing the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 11.11 and otherwise complies with all other requirements of Section 11.11, the Seller shall conclusively be deemed to have satisfied its obligations as set forth in Section 11.11, it being understood and agreed that such policy may contain a deductible clause, in which case the Seller shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 11.11, and there shall have been one or more losses which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Seller agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. If such a policy is maintained by the Seller, upon request of the Purchaser, the Seller shall cause to be delivered to the Purchaser a certified true copy of such policy and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days prior written notice to the Purchaser.

Section 11.13. Fidelity Bond, Errors and Omissions Insurance.

The Seller shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies acceptable under the Underwriting Guidelines on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loans to handle funds, money, documents and papers relating to the Mortgage Loans. The fidelity bond and errors and omissions insurance shall be in the form of the Mortgage Banker’s Blanket Bond and shall protect and insure the Seller against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such persons. Such fidelity bond shall also protect and insure the Seller against losses in connection with the

Exhibit-8-10

failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 11.13 requiring the fidelity bond and errors and omissions insurance shall diminish or relieve the Seller from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by the Underwriting Guidelines. Upon request of the Purchaser, the Seller shall cause to be delivered to the Purchaser a certified true copy of the fidelity bond and insurance policy and a statement from the surety and the insurer that such fidelity bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days’ prior written notice to the Purchaser.

Section 11.14. Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the person designated by the Purchaser, or in the event such person is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the “doing business” or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of the Purchaser or such Person or Persons as shall be consistent with an opinion of counsel obtained by the Seller from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

The Seller shall either itself or through an agent selected by the Seller, manage, conserve, protect and operate each REO Property (and may temporarily rent the same) in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. If a REMIC election is or is to be made with respect to the arrangement under which the Mortgage Loans and any REO Property are held, the Seller shall manage, conserve, protect and operate each REO Property in a manner which does not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or result in the receipt by such REMIC of any “income from non-permitted assets” within the meaning of Section 860F(a)(2)(B) of the Code or any “net income from foreclosure property” within the meaning of Section 860G(c)(2) of the Code. The Seller shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least annually thereafter. The Seller shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Seller to the Purchaser. The Seller shall use diligent efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Seller determines, and gives appropriate notice to the Purchaser, that a longer period is necessary for the orderly liquidation of such REO Property. If a period longer than one year is necessary to sell any REO property, (i) the Seller shall report monthly to the Purchaser as to the progress being made in selling such REO Property and (ii) if, with the written consent of the Purchaser, a purchase money mortgage is taken in connection with such sale, such purchase money mortgage shall name the Seller as mortgagee, and a separate servicing agreement between the Seller and the Purchaser shall be

Exhibit-8-11

entered into with respect to such purchase money mortgage. Notwithstanding the foregoing, if a REMIC election is made with respect to the arrangement under which the Mortgage Loans and the REO Property are held, such REO Property shall be disposed of within three years or such other period as may be permitted under Section 860G(a)(8) of the Code.

The Seller shall deposit or cause to be deposited, on a daily basis in each Custodial Account all revenues received with respect to the related REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 11.11 hereof and the fees of any managing agent acting on behalf of the Seller. The Seller shall maintain separate records with respect to each REO Property identifying all deposits and withdrawals from the Custodial Account for each REO Property.

The Seller shall furnish to the Purchaser on each Remittance Date, an operating statement for each REO Property covering the operation of each REO Property for the previous month. Such operating statement shall be accompanied by such other information as the Purchaser shall reasonably request.

Each REO Disposition shall be carried out by the Seller at such price and upon such terms and conditions as the Seller deems to be in the best interest of the Purchaser. If as of the date title to any REO Property was acquired by the Seller there were outstanding unreimbursed Servicing Advances and unpaid servicing fees with respect to the REO Property, the Seller, upon an REO Disposition of such REO Property, shall be entitled to reimbursement for any related unreimbursed Servicing Advances and unpaid servicing fees from proceeds received in connection with such REO Disposition. The proceeds from the REO Disposition, net of any payment to the Seller as provided above, shall be deposited in the Custodial Account and shall be transferred to the Custodial Account on the Determination Date in the month following receipt thereof for distribution on the succeeding Remittance Date in accordance with Section 11.15.

Section 11.15. Distributions.

On each Remittance Date, the Seller shall distribute to the Purchaser all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 11.06.

All distributions made to the Purchaser on each Remittance Date will be made to the Purchaser of record on the preceding Record Date, and shall be based on the Mortgage Loans owned and held by the Purchaser, and shall be made by wire transfer of immediately available funds to the account of the Purchaser at a bank or other entity having appropriate facilities therefor, if the Purchaser shall have so notified the Seller or by check mailed to the address of the Purchaser.

With respect to any remittance received by the Purchaser on or after the second Business Day following the Business Day on which such payment was due, the Seller shall pay to the Purchaser interest on any such late payment at an annual rate equal to the rate of interest as is publicly announced from time to time at its principal office by JPMorgan Chase Bank, New York, New York, as its prime lending rate, adjusted as of the date of each change, plus three

Exhibit-8-12

percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be paid by the Seller to the Purchaser on the date such late payment is made and shall cover the period commencing with the day following such second Business Day and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with such late payment. The payment by the Seller of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Seller.

Section 11.16. Remittance Reports.

On each Remittance Date, the Seller shall furnish to the Purchaser or its designee an electronic and a hard copy of, the monthly data. On the Business Day following each Remittance Date, the Seller shall deliver to the Purchaser or its designee by telecopy (or by such other means as the Seller and the Purchaser may agree from time to time) an electronic and a hard copy of the determination data with respect to the related Remittance Date, together with such other information with respect to the Mortgage Loans as the Purchaser may reasonably require to allocate distributions made pursuant to this Agreement and provide appropriate statements with respect to such distributions.

Section 11.17. Statements to the Purchaser.

With respect to the Mortgage Loans, the Seller shall provide the Purchaser on the Remittance Date, a report that shall set forth for the prior month for each Mortgage Loan: (i) the status of the Custodial Account as of the close of business on such Remittance Date and showing, for the period covered by such statement, the aggregate amount of deposits into and withdrawals from the Custodial Account of each category of deposit specified in Section 11.05 and each category of withdrawal specified in Section 11.06; (ii) the Mortgage Interest Rate; (iii) the amount of any shortfall in the Servicing Fee due to delinquencies; (iv) the amount of any delinquency in the scheduled payment of principal and interest delineated at 30 days, 60 days and greater than 90 days past due; and (v) such other information as may be reasonably requested by the Purchaser.

In addition, not more than sixty (60) days after the end of each calendar year, the Seller shall furnish to each Person who was the Purchaser at any time during such calendar year, (i) as to the aggregate of remittances for the applicable portion of such year, an annual statement in accordance with the requirements of applicable federal income tax law, and (ii) listing of the principal balances of the Mortgage Loans outstanding at the end of such calendar year.

The Seller shall prepare and file any and all tax returns, information statements or other filings required to be delivered to any governmental taxing authority or to any Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Seller shall provide the Purchaser with such information concerning the Mortgage Loans as is necessary for the Purchaser to prepare its federal income tax return as any Purchaser may reasonably request from time to time.

Exhibit-8-13

Section 11.18. Real Estate Owned Reports.

Together with the statement furnished pursuant to Section 11.14, with respect to any REO Property, the Seller shall furnish to the Purchaser a statement covering the Seller’s efforts in connection with the sale of such REO Property and any applicable rental of such REO Property incidental to the sale thereof for the previous month, together with the operating statement. Such statement shall be accompanied by such other information as the Purchaser shall reasonably request.

Section 11.19. Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Seller shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property.

Section 11.20. Assumption Agreements.

The Seller shall, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any “due-on-sale” clause applicable thereto; provided, however, that the Seller shall not exercise any such rights if prohibited by law from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Insurance Policy, if any. If the Seller reasonably believes it is unable under applicable law to enforce such “due-on-sale” clause, the Seller shall enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 11.20, the Seller, with the prior written consent of the insurer under the Primary Insurance Policy, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original Mortgagor is released from liability and such Person is substituted as Mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

In connection with any such assumption or substitution of liability, the Seller shall follow the Underwriting Guidelines. With respect to an assumption or substitution of liability, the Mortgage Interest Rate, the amount of the Monthly Payment, and the final maturity date of such Mortgage Note may not be changed. The Seller shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. Any fee collected by the Seller for entering into an assumption or substitution of liability agreement shall be retained by the Seller.

Exhibit-8-14

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Seller shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Seller may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 11.20, the term “assumption” is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 11.21. Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Seller of a notification that payment in full will be escrowed in a manner customary for such purposes, the Seller will immediately notify the Purchaser, or its custodian or designee, by a certification of a servicing officer of the Seller (a “Servicing Officer”), which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 11.05 have been or will be so deposited, and shall request execution of any document necessary to satisfy the Mortgage Loan and delivery to it the portion of the Mortgage File held by the Purchaser or the Purchaser’s designee. Upon receipt of such certification and request, the Purchaser, or its custodian or designee, shall promptly release, or cause to be released, the related mortgage documents to the Seller and the Seller shall prepare and process any satisfaction or release. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account or the Purchaser.

In the event the Seller satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Seller, upon written demand, shall remit to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Seller shall maintain the fidelity bond insuring the Seller against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, the Purchaser, or its custodian, shall, upon request of the Seller and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release or cause to be released the requested portion of the Mortgage File held by the Purchaser, or its custodian, to the Seller. Such servicing receipt shall obligate the Seller to return the related Mortgage documents to the Purchaser or its designee when the need therefor by the Seller no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Seller has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Seller.

Exhibit-8-15

Section 11.22. Servicing Compensation.

As compensation for its services hereunder, the Seller shall be entitled to withdraw from the Custodial Account or to retain from interest payments on the Mortgage Loans the amounts provided for as the Seller’s Servicing Fee. Additional servicing compensation in the form of assumption fees, as provided in Section 11.20, interest earned from the investment in Eligible Investments of amounts held in Custodial Accounts pursuant to Section 11.05 and late payment charges and similar fees and charges shall be retained by the Seller to the extent not required to be deposited in the Custodial Account. The Seller shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

Section 11.23. Notification of Adjustments.

On each Adjustment Date, the Seller shall make interest rate adjustments for each Adjustable Rate Mortgage Loan in compliance with the requirements of the related Mortgage and Mortgage Note. The Seller shall execute and deliver the notices required by each Mortgage and Mortgage Note regarding interest rate adjustments. The Seller also shall provide timely notification to the Purchaser of all applicable data and information regarding such interest rate adjustments and the Seller’s methods of implementing such interest rate adjustments. Upon the discovery by the Seller or the Purchaser that the Seller has failed to adjust a Mortgage Interest Rate or a Monthly Payment pursuant to the terms of the related Mortgage Note and Mortgage, the Seller shall immediately deposit in the Custodial Account from its own funds the amount of any interest loss caused thereby without reimbursement therefor.

Section 11.24. Statement as to Compliance.

The Seller will deliver to the Purchaser on or before March 1st of each year, beginning with March 1, 2006, an Officers’ Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Seller during the preceding calendar year and of performance under this Agreement has been made under such officers’ supervision and (ii) to the best of such officers’ knowledge, based on such review, the Seller has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof. Copies of such statement shall be provided by the Purchaser to any Person identified as a prospective purchaser of the Mortgage Loans.

Section 11.25. Independent Public Accountants’ Servicing Report.

On or before March 1st of each year, beginning with March 1, 2006, the Seller at its expense shall cause a firm of independent public accountants (which may also render other services to the Seller) which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser or its designee a report stating that (i) it has obtained a letter of representation regarding certain matters from the management of the Seller which includes an assertion that the Seller has complied with certain minimum residential mortgage loan servicing standards, identified in the Uniform Single Attestation Program for Mortgage Bankers established by the Mortgage Bankers Association of America, with respect to

Exhibit-8-16

the servicing of residential mortgage loans during the most recent calendar year and (ii) on the basis of such an examination conducted by such firm in accordance with the standards established by the American Institute of Certified Public Accountants, such representation is fairly stated in all material respects, subject to such exceptions and other qualifications as may be appropriate. Copies of such statement shall be provided by the Purchaser to any Person identified as a prospective purchaser of the Mortgage Loans.

Section 11.26. [Reserved].

Section 11.27. Access to Certain Documentation.

The Seller shall provide to the Office of Thrift Supervision, the FDIC and any other federal or state banking or insurance regulatory authority that may exercise authority of the Purchaser access to the documentation regarding the Mortgage Loans serviced by the Seller required by applicable laws and regulations. Such access shall be afforded without charge, but only upon reasonable request and during normal business hours at the offices of the Seller. In addition, access to the documentation will be provided to the Purchaser and any Person identified to the Seller by the Purchaser without charge, upon reasonable request during normal business hours at the offices of the Seller.

Section 11.28. Reports and Returns to be Filed by the Seller.

The Seller shall file information reports with respect to the receipt of mortgage interest received in a trade or business, reports of foreclosures and abandonments of any Mortgaged Property and information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property as required by Sections 6050H, 6050J and 6050P of the Code. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by such Sections 6050H, 6050J and 6050P of the Code.

Section 11.29. Superior Liens.

With respect to each Second Lien Mortgage Loan, the Seller shall, for the protection of the Purchaser’s interest, file (or cause to be filed) of record a request for notice of any action by a superior lienholder where permitted by local law and whenever applicable state law does not require that a junior lienholder be named as a party defendant in foreclosure proceedings in order to foreclose such junior lienholder’s equity of redemption. The Seller shall also notify any superior lienholder in writing of the existence of the Mortgage Loan and request notification of any action (as described below) to be taken against the Mortgagor or the Mortgaged Property by the superior lienholder.

If the Seller is notified that any superior lienholder has accelerated or intends to accelerate the obligations secured by the superior lien, or has declared or intends to declare a default under the superior mortgage or the promissory note secured thereby, or has filed or intends to file an election to have the Mortgaged Property sold or foreclosed, the Servicer shall take whatever actions are necessary to protect the interests of the Purchaser, and/or to preserve the security of the related Mortgage Loan. The Seller shall make a Servicing Advance of the funds necessary to cure the default or reinstate the superior lien if the Servicer determines that such Servicing Advance is in the best interests of the Purchaser and is not a Nonrecoverable

Exhibit-8-17

Advance. The Seller shall not make such a Servicing Advance except to the extent that it determines in its reasonable good faith judgment that such advance will be recoverable from Liquidation Proceeds on the related Mortgage Loan. The Seller shall thereafter take such action as is necessary to recover the amount so advanced.

Section 11.30. [Reserved].

Section 11.31. Servicing Transfer.

At the end of the Interim Servicing Period, the Initial Purchaser, or its designee, shall assume all servicing responsibilities related to the Mortgage Loans and the Seller shall cease all servicing responsibilities related to the Mortgage Loans. During the Interim Servicing Period, the Seller shall, at its cost and expense, furnish the Purchaser or its designee with all servicing files, and all other documents and information in its possession relating to the Mortgage Loans (including without limitation any powers of attorney) and shall take such steps as may be necessary or appropriate to effectuate and evidence an orderly transfer of the servicing of the related Mortgage Loans to the Initial Purchaser, or its designee. The Seller agrees to execute and deliver such instruments and take such actions as the Initial Purchaser, or its designee may, from time to time, reasonably request to carry out an orderly servicing transfer. The Seller shall transmit via overnight mail directly to the Purchaser or its designee, within one Business Day of receipt and in the same form in which received, any amount (properly endorsed where required) received as payments upon or in connection with the related Mortgage Loans.

Subsection 11.32 Reimbursement for Servicing Advances and Unpaid Servicing Fee.

At the end of an Interim Servicing Period, the Seller shall be reimbursed by the Purchaser for any unreimbursed Servicing Advances, unpaid Servicing Fee or any other amounts the Seller actually expended as servicer pursuant to this Agreement in relation to any related Mortgage Loan. At the Purchaser’s option, such reimbursement may be either (i) netted against funds otherwise required to be remitted to the Purchaser, or (ii) shall be paid by the Purchaser to the Seller within five (5) Business Days following the Seller’s identification (including provision of customary documentation (electronic format or invoice with amount, type and reason for advance)) to the Purchaser of the amount thereof. This Subsection 11.32 shall survive the termination of each Interim Servicing Period.

Exhibit-8-18

EXHIBIT 9

FORM OF TRADE CONFIRMATION

[Purchaser]

[date]

[ - ]

[ - ]

[ - ]

Re:	Trade Confirmation - Purchase of First and/or Second Lien Fixed Rate Mortgage Loans with an Aggregate Outstanding Principal Balance of Approximately $_________ - Deal No. ____________

Ladies and Gentlemen:

____________________________(the “Purchaser”) and [ - ] (the “Seller”) hereby agree to the terms of this trade confirmation (this “Trade Confirmation”) as follows.

1. The Purchaser shall purchase and the Seller shall sell on a servicing released basis certain first lien and second lien fixed-rate and adjustable-rate mortgage loans (the “Mortgage Loans”) having an aggregate unpaid principal balance of approximately $___________ (+/- 10%).

2. The purchase of the Mortgage Loans shall settle on or about ____________ (the “Settlement Date”). The cut-off date (the “Cut-off Date”) with respect to the Settlement Date shall be no less than two (2) Business Days preceding the Settlement Date, or as otherwise agreed to between the Purchaser and the Seller on or before the Settlement Date.

3. The Mortgage Loans are to be sold in accordance with the Master Mortgage Loan Purchase and Interim Servicing Agreement, dated as of ______________, between the Purchaser and the Seller (the “Agreement”) which contains certain representations and warranties. Seller shall restate such representations and warranties for the benefit of the Purchaser and the Purchaser’s assignee as of the closing date of a pass-through transfer or whole-loan transfer relating to the Mortgage Loans, to the extent set forth in Section 12 of the Agreement. Seller agrees to reasonably cooperate with the Purchaser to the extent set forth in Section 12 of the Agreement, including, but not limited to, cooperating with respect to all reasonable requests relating to requirements imposed by Regulation AB. The Seller will be obligated to repurchase any Mortgage Loan as to which a representation or warranty has been breached and is not cured in the time period set forth in the Agreement, and to indemnify the Purchaser and its assignees in connection with any such breach. The price for such repurchase (the “Repurchase Price”) shall be equal to par plus the premium paid or a percentage of the premium paid for the Mortgage Loan (as set forth below), multiplied by the outstanding principal balance of the Mortgage Loan to be repurchased as of the date of the repurchase, plus interest on

Exhibit-9-1

such unpaid principal balance at the mortgage interest rate from and including the last due date through which interest is paid by or on behalf of the Mortgagor to the first day of the month following the date of repurchase. The Repurchase Price shall also include (i) any costs and expenses reasonably incurred by Purchaser in connection with the transfer to the Seller of the servicing related to the repurchased Mortgage Loan and (ii) the amount of any unreimbursed servicing advances made by the servicer (if other than the Seller) of the repurchased Mortgage Loan, as provided in Section 16 of the Agreement.

Repurchase Month (Months from the applicable Settlement Date)	Percentage of Premium
0-3	100%
4-6	75%
7-12	50%
13+	0%

4. The purchase price for the Mortgage Loans shall be ________% (the “Purchase Price Percentage”) of the aggregate unpaid principal balance of the Mortgage Loans purchased on the Settlement Date, after application of payments of principal due before the Cut-off Date plus accrued interest at the mortgage interest rate on each Mortgage Loan from the immediately preceding monthly payment date for such Mortgage Loan through the day prior to the Settlement Date. In the event that any First Lien Mortgage Loans are substituted or rejected and the weighted average gross coupon for the First Lien Mortgage Loans is different from the Pricing Coupon, which Pricing Coupon is equal to _____%, with respect to the First Lien Mortgage Loans, the Purchase Price Percentage for the First Lien Mortgage Loans will be subject to a buy-up and buy-down amounts with respect to each basis point variation in the Pricing Coupon in a ratio of __:__, such that for each ___ basis point increase or decrease in the Pricing Coupon, the Purchase Price Percentage will adjust correspondingly by ___ basis point[s]; provided, however, that in no event shall the weighted average gross coupon for the First Lien Mortgage Loans vary from the Pricing Coupon by ____ or more basis points on the Settlement Date. The Pricing Coupon, with respect to the Second Lien Mortgage Loans, is equal to _____%, subject to a variance of not more than ____ basis points on the Settlement Date. In addition, if the characteristics of the Mortgage Loans deviate from the characteristics as set forth in Exhibit A, including but not limited to margin, FICO, LTV, credit grade mix, property type, product type, occupancy, prepayment penalty coverage, and prepayment term, the Purchaser and the Seller shall negotiate in good faith to adjust the Purchase Price Percentage to reflect any such deviation. In the event that the Purchaser and the Seller cannot agree on a mutually agreeable adjusted Purchase Price Percentage, this Trade Confirmation shall be cancelled and Purchaser shall have no liability to purchase any Mortgage Loans from Seller.

5. The Mortgage Loans were underwritten in accordance with the underwriting guidelines of Seller in effect at the time of origination. The Mortgage Loans have

Exhibit-9-2

the characteristics specified in Exhibit A hereto. None of the Mortgage Loans shall be of the sort described in Exhibit B hereto (“Ineligible Loans”).

6. With respect to each Mortgage Loan, the Seller shall make all documents and instruments relating to each Mortgage Loan (the “Mortgage Files”) available at its office for review during normal business hours prior to the Settlement Date, or such other location as the Purchaser and the Seller shall mutually agree. The Purchaser or its agent shall have the right, at its own expense, to review the files and documents relating to each Mortgage Loan, to obtain appraisal recertifications and to otherwise underwrite the Mortgage Loans. The Purchaser shall have the right, at its own expense, to perform a data integrity check on any and all data provided to the Purchaser by the Seller in connection with the sale of the Mortgage Loans. The Purchaser may perform, at its own expense, an underwriting, due diligence and document review of the Mortgage Loan files. Such review shall not impair or diminish the rights of the Purchaser or any assignee of the Purchaser under the Agreement with respect to a breach of representations and warranties contained in the Agreement.

7. Any Mortgage Loan for which the Mortgagor is delinquent on the first or second scheduled monthly payment due to the Purchaser shall be repurchased by the Seller at a price equal to the Purchase Price Percentage multiplied by the unpaid principal balance of the Mortgage Loan to be repurchased as of the date of repurchase, plus accrued interest thereon at the mortgage loan remittance rate from the last paid installment date through the last day of the month in which such repurchase occurs. A Mortgage Loan will be deemed to be delinquent if any payment due thereunder was not paid by the Mortgagor prior to the due date of the next scheduled monthly payment.

8. The Purchaser shall be entitled to receive all prepayment penalties required to be paid after the Cut-off Date by any Mortgagor under the terms of any Mortgage Loan.

9. As of the Settlement Date, the Seller shall have not received actual or constructive notice that any of the Mortgage Loans will be prepaid in full. In the event that any Mortgage Loan is prepaid in full prior to the date which is two (2) months following the Settlement Date, the Seller shall remit to the Purchaser an amount equal to the Premium (as defined below) reduced by the amount of any prepayment penalty collected with respect to such prepaid Mortgage Loan; provided, however, in the event that the servicing of any such Mortgage Loan is transferred to a servicer other than the Seller or the Seller’s subservicer prior to the expiration of such two (2) month period, the Seller shall remit to the Purchaser an amount equal to the Premium reduced by the amount of any prepayment penalty that is legally enforceable to collect with respect to such prepaid Mortgage Loan. With respect to each prepaid Mortgage Loan, the Premium shall be an amount equal to the product of (x) the excess of the Purchase Price Percentage over 100% and (y) the outstanding principal balance of such prepaid Mortgage Loan as of the Cut-off Date.

10. The Mortgage Loans will be interim serviced by Seller or its subservicer in accordance with the terms and provisions of the Agreement. The servicing transfer date is expected to occur within ____ days after the Settlement Date on such date as is mutually agreed upon by the parties hereto; provided, however that the servicing transfer shall not occur prior to

Exhibit-9-3

______________; provided, further if the Mortgage Loans are still being interim serviced by Seller ____ days after the Settlement Date, Seller may, upon _____ days notice to Purchaser, resign as Interim Servicer of the Mortgage Loans. The Seller shall not be required to service into any securitization involving the Mortgage Loans. The Seller shall be entitled to a servicing fee (the “Servicing Fee”) with respect to each Mortgage Loan which shall be calculated at the rate of ______% per annum (pro rated with respect to partial months).

11. The sale and delivery of all of the Mortgage Loans, excluding those loans either rejected by the Purchaser or delinquent as of the Settlement Date, shall be mandatory upon satisfaction of all terms and conditions contained herein and in the Agreement. The mortgage loan documents required to be delivered by the Seller pursuant to the Agreement will be delivered to __________________, as Custodian of the Purchaser, no later than ____ Business Days prior to the Settlement Date.

12. This Trade Confirmation shall be construed in accordance with the laws of the State of New York without regard to any conflicts of law provisions and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York, except to the extent preempted by Federal law.

13. This Trade Confirmation may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

Exhibit-9-4

Please acknowledge your acceptance and agreement to the foregoing by signing and returning the enclosed copy of this letter to Purchaser.

Very truly yours,

PURCHASER

By:
Name:
Title:

Confirmed and Agreed to:

[ - ]

By:
Name:
Title:

Exhibit-9-5

EXHIBIT A

Total Bid Tape

[As negotiated in connection with each Trade Confirmation]

Exhibit-9-A-1

EXHIBIT B

INELIGIBLE LOANS

[As negotiated in connection with each Trade Confirmation]

Exhibit-9-B-1

Exhibit 10

FORM OF LETTER AGREEMENT

[Affiliated Purchaser]

[ - ]

[ - ]

[ - ]

[DATE]

Re:	Master Mortgage Loan Purchase and Interim Servicing Agreement, dated as of ______________

Ladies and Gentlemen:

Reference is made to Section 34 of the referenced Master Mortgage Loan Purchase and Interim Servicing Agreement, dated as of ______________ (the “Agreement”), among First NLC Financial Services, LLC and MHC I, Inc., as initial purchasers, and [ - ], as seller and interim servicer. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Agreement.

[            ], an affiliate of the Initial Purchasers (the “Affiliated Purchaser”), desires to purchase certain Mortgage Loans pursuant to the terms and conditions of the Agreement and related Trade Confirmation. By executing and delivering this Letter Agreement, the Affiliated Purchaser confirms to and agrees with each other party to the Agreement that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement and the documents or agreements to be delivered thereunder are required to be performed by it as a Purchaser thereunder.

Upon execution of this Letter Agreement, pursuant to Section 34 of the Agreement, the Affiliated Purchaser shall become a party to the Agreement and shall have the rights and obligations of a Purchaser thereunder.

[Remainder of this page intentionally left blank]

Exhibit-10-1

Please acknowledge your acceptance and agreement to the foregoing by signing and returning the enclosed copy of this letter to Affiliated Purchaser.

Very truly yours,

[AFFILIATED PURCHASER]

By:
Name:
Title

ACKNOWLEDGED AND AGREED:

[ - ]

By:
Name:
Title:

Exhibit-10-2

EXHIBIT 11

FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated ____________, 200_, (“Agreement”) among _______________________ (“Assignor”), ________________________ (“Assignee”) and ________________________ (the “Company”):

For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee (x) all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed as being originated by the Company on the schedule (the “Mortgage Loan Schedule”) attached hereto as Exhibit A (the “Mortgage Loans”) and (b) except as described below, that certain Master Mortgage Loan Purchase and Interim Servicing Agreement dated as of __________, 2005, as amended (the “Purchase Agreement”), between the Assignor, as purchaser (the “Purchaser”), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans and (y) other than as provided below with respect to the enforcement of representations and warranties, none of the obligations of the Assignor under the Purchase Agreement.

The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement.

Recognition of the Company

2. [For Securitization Transactions include this sentence: From and after the date hereof, the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to ______________________________ (the “Trust”) created pursuant to a Pooling and Servicing Agreement, dated as of _______________, 200_ (the “Pooling Agreement”), among the Assignee, the Assignor, ____________________, as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the “Trustee”), _________________________, as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the “Servicer”).] The Company hereby acknowledges and agrees that from and after the date hereof (i) the [Trust][Assignee] will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the [Trust][Assignee] for performance of any obligations of the Assignor insofar as they relate to the enforcement of the representations, warranties and covenants with respect to the Mortgage Loans, (iii) the [Assignee][Trust (including the Trustee and the Servicer acting on the Trust’s behalf)] shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the

Exhibit-11-1

document delivery requirements and remedies with respect to breaches of representations and warranties set forth in the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser (insofar as they relate to the rights, title and interest and, with respect to obligations of the Purchaser, only insofar as they relate to the enforcement of the representations, warranties and covenants of the Company) or the Custodian under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the [Assignee] [Trust (including the Trustee and the Servicer acting on the Trust’s behalf)]. Neither the Company nor the Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company’s performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the [Assignee][Trustee.]

Representations and Warranties of the Company

3. The Company warrants and represents to the Assignor, the Assignee [and the Trust] as of the date hereof that:

(a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company’s charter or bylaws or any legal restriction, or any agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

Exhibit-11-2

(d) There is no action, suit, proceeding or investigation pending or to the Company’s knowledge threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

4. Pursuant to Section 12 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee [and the Trust,] that the representations and warranties set forth in Sections 7.01 and 7.02 of the Purchase Agreement, are true and correct as of the date hereof as if such representations and warranties were made on the date hereof, except that the representation and warranty set forth in Section 7.02(1) shall, for purposes of this Agreement, relate to the Mortgage Loan Schedule attached hereto; provided, however, that the Seller makes the following representations and warranties regarding Mortgage Loans set forth in subsection 7.02 as of the date hereof, subject to the qualification that, to the Seller’s knowledge, neither the Purchaser nor any successor servicer has materially modified the terms of any Mortgage Loan during the period from the Servicing Transfer Date through and including the date of the Whole Loan Transfer or Pass-Through Transfer: (2), (6), (10) (other than the last two sentences thereof), the first and third clauses of the second sentence of (14), (23), (27) (other than the first clause of the first sentence thereof), (29), (31), (39) (other than the first and last sentences thereof), (42), (48), (50), (51), (52), (53), (54), (55), (63), (64), (44), (45), (57), (66), (68), (69), (73), (83), (84), (88), (90), (91), (92), (93), (94), (95), (96), (97) and (98); provided, further, that the Seller makes the following representations and warranties regarding Mortgage Loans set forth in subsection 7.02 as of [the earlier of the date hereof and the Servicing Transfer Date (adjusted as necessary to reflect factual changes between the Closing Date and such date)]: (3), (4), (5), (7), (9), the second clause of the first sentence of (15), (16), (17), (18), (19), (20), (21), (24), (25), (26), (28), (30), (34), (35), (36), (37), (40), (43), (44), (45), (57), (66), the second sentence of (67) (70), (71), (75), (85) and (99).

Remedies for Breach of Representations and Warranties

5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee [and the Trust (including the Trustee and the Servicer acting on the Trust’s behalf)] in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 7.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein) and that the Assignee [and the Trust (including the Trustee and the Servicer acting on the Trust’s behalf)] shall have the right to enforce such remedies directly against the Company.

Miscellaneous

6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Exhibit-11-3

7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced[, with the prior written consent of the Trustee].

8. This Agreement shall inure to the benefit of [(i)] the successors and assigns of the parties hereto [and (ii) the Trust (including the Trustee and the Servicer acting on the Trust’s behalf)]. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee [and by Assignee to the Trust] and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

[SIGNATURE PAGE FOLLOWS]

Exhibit-11-4

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

By:
Name:
Its:

By:
Name:
Its:

By:
Name:
Its:

Exhibit-11-5

EXHIBIT 12

INDEMNIFICATION AGREEMENT

Indemnification Agreement dated as of _________ __, 200_ (the “Agreement”) between ________________ (“Company”) and _____________________ (the “Depositor”).

Reference is made to the issuance of ____________________, Series ________, Asset-Backed Certificates (the “Certificates”), pursuant to a Pooling and Servicing Agreement, dated as of _______________ (the “Pooling and Servicing Agreement”), among the Depositor as depositor, _________________ as master servicer and _____________________ as trustee (the “Trustee”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Pooling and Servicing Agreement.

Reference is also made to the information provided by ____________ contained in the Prospectus Supplement, including any supplement or amendment thereto, under the caption, “The Originators—______________” and “__________” (the “Company Information”).

For good and valueable consideration, the sufficiency of which is hereby acknowledged, the Company has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

1. (a) Company (also referred to herein as the “Indemnifying Party”) agrees to indemnify and hold harmless the Depositor and each of its directors and officers and affiliates and each person, if any, who controls the Depositor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (the “Indemnified Party”), against any and all actual losses, claims, expenses, damages or liabilities, as incurred, to which the Depositor or any such director, officer, controlling person or affiliate may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (x) any untrue statement or alleged untrue statement of any material fact contained in the Company Information or omission or alleged omission to state therein, a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which such statements were made, not misleading or (y) any material misstatement or omission contained or alleged material misstatement or alleged omission in the Prospectus Supplement regarding information or statistics therein regarding the Mortgage Loans based on information correctly derived by the Depositor or its affiliates and included in the Prospectus Supplement from information actually provided to the Depositor or its affiliates by Company; and will reimburse as incurred any such reasonable legal or other expenses reasonably incurred by the Depositor or any such director, officer, controlling person or affiliate in connection with investigating or defending any such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which Company may otherwise have.

(b) Promptly after receipt by the Indemnified Party under this Section 1 of notice of the commencement of any action described therein, the Indemnified Party will, if a claim in respect thereof is to be made against the Indemnifying Party under this Section 1, notify the Indemnifying Party of the commencement thereof, but the omission so to notify the

Exhibit-12-1

Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party (a) under this Agreement except to the extent that the omission to notify the Indemnifying Party with respect to this Agreement materially adversely affects the Indemnifying Party’s ability to perform under this Agreement or (b) otherwise than under this Agreement. In case any such action is brought against the Indemnified Party, and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may wish to do so, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to the Indemnifying Party), and, after notice from the Indemnifying Party to the Indemnified Party under this Section 1, the Indemnifying Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.

The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless: (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing; (ii) the Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party and in the reasonable judgment of such counsel it is advisable for the Indemnified Party to employ separate counsel; (iii) a conflict or potential conflict exists (based on advice of counsel to the Indemnified Party) between the Indemnified Party and the Indemnifying Party (in which case the Indemnifying Party will not have the right to direct the defense of such action on behalf of the Indemnified Party) or (iv) the Indemnifying Party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the Indemnified Party, in which case, if the Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party, it being understood, however, the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for the Indemnified Party, which firm shall be designated in writing by the Depositor or any of the Depositor’s directors, officers or controlling persons.

The Indemnifying Party shall not be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any loss or liability (to the extent set forth in Section 1(a) or Section 1(b) as applicable) by reason of such settlement or judgment.

2. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered to or mailed by registered mail, postage prepaid, or transmitted by facsimile and confirmed by similar mailed writing as follows: (i) if to Company: ________________, [__], Attention: [__], and (ii) if to the Depositor:

Exhibit-12-2

____________________________________, Facsimile (            ) ___-____, Attention: Legal. Any party hereto may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

3. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of such counterparts shall together constitute one instrument.

4. This Agreement shall be construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Depositor and Company have caused their names to be signed by their respective officers thereunto duly authorized as of the date first above written.

By:
Name:
Title:

By:
Name:
Title:

Exhibit-12-3

SCHEDULE ONE

FINAL MORTGAGE LOAN SCHEDULE